UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Expedia Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 29, 2019

Dear Stockholder:

It is my pleasure to inform you that the 2019 Annual Meeting of Stockholders of Expedia Group, Inc. will again be a completely virtual meeting, conducted solely online on Tuesday, December 3, 2019, beginning at 10:30 a.m. Eastern Time. You will be able to attend the 2019 Annual Meeting by logging in at www.virtualshareholdermeeting.com/EXPE2019.

The attached Proxy Statement provides information on how to participate in the 2019 Annual Meeting, how to vote your shares, and explains the matters to be voted upon in detail.

Your vote is very important. Whether or not you plan to attend the 2019 Annual Meeting online, please take the time to vote. You may vote over the internet, as well as by telephone, or by mailing a proxy or voting instruction card. If you participate in the 2019 Annual Meeting, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote (other than shares held through the Company’s 401(k) plan, which must be voted prior to the meeting).

Sincerely,

Mark D. Okerstrom

President and Chief Executive Officer

1111 Expedia Group Way W.

Seattle, Washington 98119

EXPEDIA GROUP, INC.

1111 Expedia Group Way W.

Seattle, Washington 98119

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders of Expedia Group, Inc., a Delaware corporation, will be held online on Tuesday, December 3, 2019, at 10:30 a.m. Eastern Time (the “2019 Annual Meeting”). There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/EXPE2019. To participate in the 2019 Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

Items of business at the 2019 Annual Meeting will be:

1.

To elect the 12 directors named in this proxy statement, each to hold office for a term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To approve the adoption of Expedia Group’s amended and restated certificate of incorporation (comprising two proposals);

3.	To ratify the appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2019; and

4.	To transact such other business as may properly come before the 2019 Annual Meeting and any adjournments or postponements thereof.

Voting. Only holders of record of outstanding shares of Expedia Group capital stock at the close of business on October 7, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting and any adjournments or postponements thereof. Whether or not you plan to attend the 2019 Annual Meeting virtually, please consider voting prior to the meeting at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the proxy card. Returning the proxy card does not deprive you of your right to attend and to vote your shares during the 2019 Annual Meeting.

Proxy Materials. In accordance with the rules of the Securities and Exchange Commission, we are advising our stockholders of the availability of our proxy materials related to our forthcoming annual meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering paper copies of all proxy materials to each stockholder, as well as providing access to those proxy materials on a publicly-accessible website. Beginning on October 29, 2019, you may read, print and download our 2018 Annual Report to Stockholders on Form 10-K and our Proxy Statement at www.proxyvote.com, using the control number located on your proxy card or on the instructions that accompanied your proxy materials.

By order of the Board of Directors,

Robert J. Dzielak

Chief Legal Officer and Secretary

October 29, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on December 3, 2019

This Proxy Statement and the 2018 Annual Report are available at:

www.proxyvote.com

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ii

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Expedia Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by Expedia Group’s Board of Directors for use at its 2019 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Expedia Group’s principal offices are located at 1111 Expedia Group Way W., Seattle, Washington 98119. This Proxy Statement is being made available to Expedia Group stockholders on or about October  29, 2019.

2019 Annual Meeting Information

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Date and Time. The 2019 Annual Meeting will be held “virtually” through an audio webcast on Tuesday, December 3, 2019, at 10:30 a.m., Eastern Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

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Access to the Audio Webcast of the 2019 Annual Meeting. The audio webcast of the 2019 Annual Meeting will begin promptly at 10:30 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the 2019 Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

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Log in Instructions. As the 2019 Annual Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the 2019 Annual Meeting, log in at www.virtualshareholdermeeting.com/EXPE2019. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.

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Submitting Questions at the 2019 Annual Meeting. Once online access to the 2019 Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/EXPE2019. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

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Voting Your Shares at the 2019 Annual Meeting. Unless you hold your shares in the Company’s 401(k) plan, you may vote your shares at the 2019 Annual Meeting even if you have previously submitted your vote. For instructions on how to do so, see the section below titled “Voting Your Shares—Voting at the 2019 Annual Meeting.”

2019 Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 12 Directors	FOR EACH DIRECTOR NOMINEE	6
Approval of the Adoption of Expedia Group, Inc.’s Amended and Restatement Certificate of Incorporation (comprising two proposals)	FOR	21
Ratification of appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for fiscal 2019	FOR	26

Record Date

The Board of Directors established the close of business on October 7, 2019 as the record date for determining the holders of Expedia Group stock entitled to notice of and to vote at the 2019 Annual Meeting. On the record date, 139,745,139 shares of common stock and 5,523,452 shares of Class B common stock were outstanding and entitled to vote at the 2019 Annual Meeting.

Quorum

Transaction of business at the 2019 Annual Meeting may occur if a quorum is present. The presence at the 2019 Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group common stock and Class B common stock, voting together as a single class, constitutes a quorum on matters on which holders of Expedia Group common stock and Expedia Group Class B common stock vote together as a single class. When the holders of Expedia Group Class B common stock vote as a separate class, the presence at the 2019 Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group Class B common stock constitutes a quorum with respect to such vote. In the election of the three directors whom the holders of Expedia Group common stock are entitled to elect voting as a separate class, the presence at the 2019 Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group common stock constitutes a quorum. If a quorum is not present for a particular matter, it is expected that the 2019 Annual Meeting will be adjourned or postponed with respect to such matters for which there is not a quorum in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the 2019 Annual Meeting, all previously submitted proxies will be voted in the same manner as such proxies would have been voted at the original convening of the 2019 Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

Stockholders who participate in the 2019 Annual Meeting online at www.virtualshareholdermeeting.com/EXPE2019 will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia Group stock outstanding on the record date and represented by a properly executed proxy will be treated as present and entitled to vote at the 2019 Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions and broker non-votes are therefore counted as present and entitled to vote for purposes of determining a quorum.

Voting Rights

Each share of Expedia Group common stock is entitled to one vote per share. Each share of Expedia Group Class B common stock is entitled to ten votes per share.

Based on information provided on a Schedule 13D/A filed by Barry Diller and Liberty Expedia Holdings, Inc. (“Liberty Expedia”) on July 29, 2019, Mr. Diller beneficially holds shares of Expedia Group common stock that may be voted at the annual meeting representing 0.4% of the aggregate voting power (when voting as a separate class) of the outstanding Expedia Group common stock on the record date, and shares of Expedia Group common stock and Class B common stock that may be voted at the annual meeting representing 47.9% of the aggregate voting power (when voting together as a single class) of the Expedia Group common stock and Class B common stock outstanding on the record date (or 28.5% of the aggregate voting power excluding shares of Class B common stock that Mr. Diller has the right to acquire pursuant to the New Governance Agreement). For further information on Mr. Diller’s beneficial ownership of Expedia Group capital stock, including certain shares of Class B common stock he has the right to acquire from Expedia Group pursuant to the New Governance Agreement, and the Company’s relationship with Mr. Diller, see the sections below titled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Person Transactions-Relationships Involving Significant Stockholders, Named Executive Officers and Directors-Relationships Involving Mr. Diller.”

Solicitation of Proxies

Expedia Group will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia Group will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia Group capital stock and to request authority for the exercise of proxies. In such cases, Expedia Group, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Expedia Group has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, trusts, banks and other stockholder nominees and to assist in the solicitation of proxies from Expedia Group stockholders. The fee for such firm’s services is estimated not to exceed $15,000 plus reimbursement for reasonable out-of-pocket costs and expenses.

Voting Your Shares

Voting by Proxy Without Attending the 2019 Annual Meeting

You may direct how your shares are voted by proxy without attending the 2019 Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in the Company’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

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Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your proxy card or other voting instruction form provided by your broker, trust, bank or other nominee. Online proxy voting via the internet is available 24 hours a day and will close 11:59 p.m., Eastern Time, on November 29, 2019 for shares held in a 401(k) Plan and on 11:59 p.m., Eastern Time, on December 2, 2019 for shares held directly.

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By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your proxy card or other voting instruction form provided by your broker, trust, bank or other nominee. Telephone proxy voting is available 24 hours a day and will close 11:59 p.m., Eastern Time, on November 29, 2019 for shares held in a 401(k) Plan and on 11:59 p.m., Eastern Time, on December 2, 2019 for shares held directly.

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By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by marking, signing and dating the printed proxy cards included with your proxy materials and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the 2019 Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this Proxy Statement, including in favor of the adoption of Expedia Group’s amended and restated certificate of incorporation (comprising two proposals).

If you hold Expedia Group shares in the Company’s 401(k) plan, you must provide the plan trustee with instructions in order to vote these shares. The trustee of the Company’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia Group common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.

Expedia Group is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the 2019 Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

For information on how to vote during the 2019 Annual Meeting, see the section below titled “Voting at the 2019 Annual Meeting.”

Voting at the 2019 Annual Meeting

Unless you hold your shares in the Company’s 401(k) plan, you may vote your shares at the 2019 Annual Meeting even if you have previously submitted your vote. To vote at the 2019 Annual Meeting, log in at www.virtualshareholdermeeting.com/EXPE2019. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. If you are the beneficial owner of shares held through a broker, or other nominee, please follow the instructions provided by your broker, trustee or nominee.

Because shares held by participants in the Company’s 401(k) plan may be voted only by the trustee, these shares may not be voted during the 2019 Annual Meeting. You will, however, be able to attend the 2019 Annual Meeting via audio webcast and submit questions.

Voting Impact of Abstentions and Broker Non-Votes

Abstentions. Abstentions are treated as shares entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares outstanding (the amended and restated certificate of incorporation proposal, including its component proposals) or the number of shares present at the 2019 Annual Meeting (the auditor ratification proposal), and have no impact on the vote on any proposal for which the vote standard is based on the votes cast at the meeting (the election of directors).

Broker non-votes. If you hold your shares in street name and want your shares to be voted on all matters at the annual meeting, you must instruct your broker, bank or other institution how to vote such shares. Absent your specific instructions, Nasdaq rules do not permit brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors and the amended and restated certificate of incorporation proposal (including its component proposals) (resulting in a “broker non-vote”). Broker non-votes are not treated as shares entitled to vote at the 2019 Annual Meeting with respect to any non-routine matter. As a result, broker non-votes will have no effect on the outcome of any of the proposals to be voted on by stockholders at the 2019 Annual Meeting other than the adoption of the amended and restated certificate of incorporation (comprising two proposals), because the vote standard for election of directors is based on the votes cast at the meeting, and because brokers will have discretionary authority to vote on the routine auditor ratification proposal. Because broker non-votes are not voted affirmatively or negatively, they will have the same result as a vote against any proposal for which the voting standard is based on the number of shares outstanding (i.e., the amended and restated certificate of incorporation proposal, including its component proposals). If you hold Expedia Group shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote:

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Non-Discretionary Items. The election of directors, as well as the amended and restated certificate of incorporation proposal (including its component proposals), is a non-discretionary item and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you. Broker non-votes will be tabulated for these items. A broker non-vote with respect to the election of directors will have no impact on the outcome of the proposal. A broker non-vote with respect to the amended and restated certificate of incorporation proposal (including its component proposals) will have the same result as a vote AGAINST the proposal.

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Discretionary Item. The ratification of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2019 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion, and broker non-votes will not be tabulated for this matter.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the 2019 Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, or (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the 2019 Annual Meeting, or (iii) attending the 2019 Annual Meeting and resubmitting your vote. Registered stockholders may also follow the instructions provided on the proxy card to submit a new proxy by telephone or via the internet.

Other Business

The Board of Directors does not presently intend to bring any business before the 2019 Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the 2019 Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the 2019 Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the 2019 Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the 2019 Annual Meeting.

PROPOSAL 1:	ELECTION OF DIRECTORS

Nominees

At the 2019 Annual Meeting, a board of 12 directors will be elected to hold office for a term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation). The 12 persons identified below are recommended by the Nominating Committee and nominated by the Board of Directors to be elected as directors at the 2019 Annual Meeting. All of the nominees, other than Julie Whalen and Samuel Altman, were elected as directors by stockholders at the 2018 annual meeting of stockholders and are being presented for re-election at the 2019 Annual Meeting. Ms. Whalen was elected to the Board on June 5, 2019 to fill the vacancy created by Mr. Dolgen’s resignation from the Board and Mr. Altman was elected to the Board on September 10, 2019, to fill a newly created seat when the Board approved an expansion from 11 seats to 12 seats. In accordance with the Company’s Amended and Restated General By-Laws and Delaware law, when a director is elected to fill a vacancy on the board of directors, their initial term expires at the next annual meeting of stockholders. As a result, the Nominating Committee has recommended and the Board of Directors has nominated Ms. Whalen and Mr. Altman for election at the 2019 Annual Meeting.

Expedia Group’s amended and restated certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently three directors. The Nominating Committee has recommended, and the Board has designated, Ms. Whalen and Messrs. Battle and Jacobson as nominees for the positions on the Board to be elected at the 2019 Annual Meeting by the holders of Expedia Group common stock, voting as a separate class, and Mses. Athey and Clinton and Messrs. Diller, Okerstrom, Altman, Kaufman, Kern, Khosrowshahi and von Furstenberg as nominees for the positions on the Board to be elected at the 2019 Annual Meeting by the holders of Expedia Group common stock and Class B common stock, voting together as a single class. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.

The name and certain background information regarding each nominee, as of October 7, 2019, are set forth below. Except as noted, there are no family relationships among directors or executive officers of Expedia Group. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Nominating Committee and the Board of Directors to the conclusion that he or she should be nominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment. Several of our director-nominees also have extensive management experience in complex organizations. The Nominating Committee as well as the Board considered the Nasdaq requirement that the Company’s Audit Committee be composed of independent directors, as well as specific Nasdaq and Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Our Board of Directors recommends that you vote FOR each of these director nominees.

Name	Age	Position With Expedia Group, Inc.
Barry Diller	77	Chairman and Senior Executive
Peter M. Kern	52	Director and Vice Chairman
Mark D. Okerstrom	46	Director and Chief Executive Officer
Samuel Altman	34	Director
Susan C. Athey	48	Director
A. George “Skip” Battle	75	Director
Chelsea Clinton	39	Director
Craig A. Jacobson	67	Director
Victor A. Kaufman	76	Director
Dara Khosrowshahi	50	Director
Alexander von Furstenberg	49	Director
Julie Whalen	48	Director

Barry Diller

Mr. Diller has been the Chairman of the Board and Senior Executive of Expedia Group since the completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “IAC/Expedia Group Spin-Off”). Mr. Diller held the positions of Chairman of the Board and Chief Executive Officer of IAC and its predecessors since August 1995 and ceased serving as Chief Executive Officer in November 2010. Mr. Diller served as Special Advisor to TripAdvisor, Inc., an online travel company, from April 2013 through March 2017, was TripAdvisor’s Chairman of the Board and Senior Executive from December 2011, when it was spun off from the Company (the “TripAdvisor Spin-Off”), until December 2012, and served as a member of its Board until April 2013. Mr. Diller served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from 2008 to 2010, when it merged with Live Nation, Inc. to form Live Nation Entertainment, Inc. Mr. Diller served as the non-executive Chairman of the Board of Live Nation Entertainment, Inc. from January 2010 to October 2010 and was a member of its Board until January 2011. He also served as Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as a member of the Board of Directors of Graham Holdings Company (formerly The Washington Post Company) from November 2013 through January 2017. Mr. Diller is currently a member of the Board of Directors of the Coca-Cola Company. Mr. Diller is also a member of The Business Council, and serves on the Dean’s Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board for the Peter G. Peterson Foundation.

Board Membership Qualifications: As result of his involvement with Expedia Group both while it was operated within IAC and since the IAC/Expedia Group Spin-Off, Mr. Diller has a great depth of knowledge and experience regarding Expedia Group and its businesses. Mr. Diller has extensive management experience, broad international exposure and emerging market experience and innovation and technology experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also is a significant stockholder of Expedia Group.

Peter M. Kern

Mr. Kern has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off and has served as Vice Chairman of Expedia Group since June 2018. Mr. Kern served on the Board of Directors of Tribune Media Company from October 2016 through the completion of Tribune Media’s merger with Nextstar Media Group, Inc. in September 2019, and served as Tribune Media’s Chief Executive Officer from March 2017 through September 2019. Kern is a Managing Partner of InterMedia Partners VII, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications Mr. Kern also currently serves as Chairman of the Board of Directors of Hemisphere Media Group, Inc., a publicly-traded Spanish-language media company and as a member of Supervisory Board of trivago N.V., a majority-owned subsidiary of Expedia Group, as well as on the boards of several of private companies. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.

Board Membership Qualifications: Through his extensive background in private equity and as a director of both public and private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial and management expertise and background in analyzing investments and strategic transactions.

Mark D. Okerstrom

Mr. Okerstrom has been a director and President and Chief Executive Officer of Expedia Group since August 2017, having previously served as its Executive Vice President of Operations and Chief Financial Officer from October 2014 to August 2017, as its Chief Financial Officer and Executive Vice President from September 2011 to October 2014, as its Secretary from October 2011 until April 2012 and as its Senior Vice President of Corporate Development from February 2009 to September 2011. Having joined the Company in October 2006, Mr. Okerstrom previously served as Vice President, Corporate Development until February 2009 and as Senior Director, Corporate Development until February 2008. Prior to joining the Company, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, Mr. Okerstrom practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Mr. Okerstrom holds an M.B.A. from Harvard Business School and a law degree from the University of British Columbia. Mr. Okerstrom is currently Chairman of the Supervisory Board of trivago N.V.

Board Membership Qualifications: Mr. Okerstrom possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as Chief Executive Officer and his in-depth experience with and knowledge of the online travel industry gained through his service with the Company since 2006. As Expedia Group’s former Chief Financial Officer and Executive Vice President of Operations, Mr. Okerstrom also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Samuel Altman

Mr. Altman has been a director of Expedia Group since September 2019. Mr. Altman is the Chief Executive Officer and a member of the Board of Directors of OpenAI an organization dedicated to ensuring artificial intelligence benefits all of humanity. From February 2014 through March 2019, he served as President of Y Combinator, a provider of advice and seed financing for startups. Earlier in his career, Mr. Altman, co-founded Loopt, Inc., a provider of mobile location-based services, and served as its Chief Executive Officer until it was acquired by Green Dot Corporation in March 2012, after which he held a number of senior executive positions at Green Dot, including Executive Vice President, Mobile Products and Technology, through December 2013, and served as a member of its Board of Directors from March 2013 through April 2016. Mr. Altman has also been the General Partner of Hydrazine Capital, an early-stage venture capital firm, since April 2012. He has invested in a number of private companies, including Reddit, Inc., which operates a social sharing and aggregation website, and Helion Energy, Inc. and Oklo, Inc., which are both developing clean energy solutions. He currently serves on the Board of Directors of all three companies and as Chairman of Helion and Oklo.

Board Membership Qualifications: Mr. Altman has extensive technology experience and expertise, including in the mobile technology and artificial intelligence fields. He also brings valuable perspectives from his work with companies that are implementing rapid technological changes.

Susan C. Athey

Professor Athey has been a director of Expedia Group since December 2015. Professor Athey is the Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, artificial intelligence, and statistical methods for causal inference. She previously taught at the economics departments at MIT, Stanford and Harvard. In 2007, Professor Athey received the John Bates Clark Medal, awarded by the American Economic Association to “that American economist under the age of forty who is adjudged to have made the most significant contribution to economic thought and knowledge.” She was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. She serves on the Board of Directors of Ripple, a financial services technology startup; Rover, peer-to-peer pet care marketplace; Turo, a peer-to-peer car rental marketplace; and Innovations for Poverty Action, a non-profit. Professor Athey has also been a director of LendingClub Corporation since March 2018. Professor Athey received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford. She holds an honorary doctorate from Duke University.

Board Membership Qualifications: Professor Athey brings to our Board significant experience as leading expert in the field of economics of the internet and technology, having advised governments and businesses on marketplace design, platform strategy, and artificial intelligence, which are directly relevant to Expedia Group’s businesses. Professor Athey’s unique perspectives assist the board in developing strategies for Expedia Group.

A. George “Skip” Battle

A. George “Skip” Battle has been a director of Expedia Group since completion of the IAC/Expedia Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Compensation Committee of Fair Isaac Corporation, a position he has held since 2002. He is also a director of Workday, Inc. and one nonprofit organization. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, Barra, Inc. from 1996 until 2004, Advent Software, Inc. from 2006 to May 2011, the Masters Select family of funds (all registered investment companies) from August 1996 until December 2012, Sungevity, Inc. from February 2010 until January 2013, LinkedIn Corporation from December 2010 until December 2016, OpenTable, Inc. from January 2006 until July 2014, and Netflix, Inc. from June 2005 to December 2018. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than thirty years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.

Chelsea Clinton

Ms. Clinton has been a director of Expedia Group since March 2017. She is a best-selling author and advocate for the advancement of women and children around the world. Ms. Clinton has served as Vice Chair of the Clinton Foundation since March 2013, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Prior to assuming this role, Ms. Clinton served as a member of the Board of Directors of the Clinton Foundation from September 2011. Ms. Clinton has also served as a member of the Board of Directors of the Clinton Health Access Initiative since September 2011. Ms. Clinton also teaches at the Columbia University Mailman School of Public Health. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university’s Global Expansion Program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC news. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton also currently serves on the Board of Directors of IAC, The School of American Ballet, Clover Health and Nurx Inc.; the Board of Overseers of the Weill Cornell Medical College and the Columbia University Mailman School of Public Health; the Board of Trustees of the Africa Center; and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. She currently serves as an advisor to LiveSafe, Inc. Ms. Clinton holds a B.A. from Stanford, an MPH from Columbia’s Mailman School of Public Health and both an MPhil and a Doctorate in International Relations from Oxford University.

Board Membership Qualifications: Ms. Clinton’s broad public policy experience, keen intellectual acumen and youthful perspective enhance the diversity of experience, backgrounds and opinions represented on the Board.

Craig A. Jacobson

Mr. Jacobson has been a director of Expedia Group since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 32 years. Mr. Jacobson is currently a member of the Board of Directors of Charter Communications, Inc., Oaktree Specialty Lending Corporation and Oaktree Strategic Income Corporation, having previously served as a director of Tribune Media Company (from December 2010 until its merger with Nexstar Media Group, Inc. in September 2019), of Ticketmaster (from August 2008 until its merger with Live Nation, Inc. in January 2010), as well as of privately-held companies Aver Media, a Canadian lending institution and Eventful Inc., a digital media company. Mr. Jacobson was a co-founder of New Form Digital, formerly a venture with Discovery Communications, focusing on short form digital content and Whisper Advisors, a boutique investment banking/advisory company.

Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his thirty years practicing law and advising media companies, as well as his service as a director serving on public and private company boards.

Victor A. Kaufman

Mr. Kaufman has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off and served as Vice Chairman of Expedia Group from the IAC/Expedia Group Spin-Off through June 2018. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman served as a director of TripAdvisor, Inc. from the completion of the TripAdvisor Spin-Off until February 2013. Mr. Kaufman previously served as Vice Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as a director of Live Nation Entertainment from January 2010 through December 2010. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. (“Tri-Star”) and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. (“Columbia”). He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

Board Membership Qualifications: Mr. Kaufman has unique knowledge of and experience with Expedia Group and its businesses gained through his involvement with Expedia Group both while it was operated within IAC and since the IAC/Expedia Group Spin-Off. Mr. Kaufman also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions, as well as experience as a director serving on other public company boards.

Dara Khosrowshahi

Mr. Khosrowshahi has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Khosrowshahi has served as the Chief Executive Officer of Uber Technologies, Inc. since August 2017. Previously, Mr. Khosrowshahi served as the Chief Executive Officer and President of Expedia Group from the completion of the IAC/Expedia Group Spin-Off until August 2017. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia Group Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005, as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi also served as director of TripAdvisor, Inc., from the TripAdvisor Spin-Off until February 2013 and The New York Times Company from May 2015 to September 2017.

Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his prior service as Chief Executive Officer of IAC Travel, as Chief Executive Officer of Expedia Group and as a director of TripAdvisor, Inc. and trivago N.V. Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Alexander von Furstenberg

Mr. von Furstenberg has been a director of Expedia Group since December 2015. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC (“Ranger”), a family office focused on value-based investing, which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer since 2003. Mr. von Furstenberg has served as a member of the Board of Directors of IAC since 2008, Liberty Expedia since November 2016, La Scogliera, an Italian financial holding company, since December 2016 and served as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm, until the company was acquired in December 2013. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of the Board of Diane von Furstenberg Studio, LLC. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the Board of Directors of Friends of the High Line.

Board Membership Qualifications: Mr. von Furstenberg has private investment and board experience, which the Board of Directors believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller’s stepson.

Julie Whalen

Ms. Whalen has been a director of Expedia Group since June 2019. Ms. Whalen is the Executive Vice President and Chief Financial Officer of Williams-Sonoma, Inc., a global specialty retailer, where she is responsible for overseeing Williams-Sonoma’s global financial departments including controllership, corporate financial planning and analysis, tax, treasury, investor relations, risk management and internal audit and has shared accountability of the brand finance functions. She joined Williams-Sonoma in 2001 in the corporate financial planning organization and progressed through positions of increasing responsibility from Vice President, Corporate Controller to Senior Vice President and Treasurer, and was appointed Executive Vice President and Chief Financial Officer in 2012. Ms. Whalen began her career in public accounting with KPMG Peat Marwick LLP. Ms. Whalen is a Certified Public Accountant and holds both a B.S. in accounting and a J.D. from Pepperdine University.

Board Membership Qualifications: Ms. Whalen has extensive experience in public company finance, accounting and SEC reporting matters. As a senior leader of another large public company, she also brings corporate governance, risk management, investor relations and operational expertise to our board.

Board of Directors

The Board of Directors. The Board of Directors currently consists of 12 directors: Mses. Athey, Clinton and Whalen and Messrs. Diller, Kern, Okerstrom, Altman, Battle, Jacobson, Kaufman, Khosrowshahi and von Furstenberg. All of the current members of the Board, other than Ms. Whalen (elected June 5, 2019) and Mr. Altman (elected September 10, 2019), were members of the Board during 2018. Courtnee Chun, Pamela Coe, Jonathan Dolgen, Scott Rudin and Christopher Shean were also members of the Board during 2018. The Board of Directors met five times, and acted by unanimous written consent two times, in 2018. For 2018, each then-serving director attended more than 75% of the meetings of the Board, and each then-serving director, other than Mr. Kaufman, attended more than 75% of the aggregate meetings of the board and the Board committees on which they served. Mr. Kaufman resigned as a member of the Executive Committee on June 20, 2018 and was succeeded by Mr. Kern. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required, to attend annual meetings of Expedia Group stockholders. All of the then-serving 15 members of the Board of Directors attended the 2018 annual meeting of stockholders.

Mr. Rudin resigned from the Board effective March 19, 2019 due to demands on his time from other professional commitments. In addition, each of Mses. Chun and Coe and Mr. Shean, who had been nominated by Liberty Expedia pursuant to an agreement with Expedia Group, resigned from the Board of Directors effective July 26, 2019 in connection with the closing of the Liberty Expedia Transaction (see Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors”). On June 5, 2019, Mr. Dolgen resigned from the Board and, in recognition of his service to the Company and to continue to benefit from his counsel following his resignation, the Board designated Mr. Dolgen as a director emeritus of the Company, effective immediately following his retirement from the Board. As a director emeritus, (i) Mr. Dolgen may attend Board and Board Committee meetings in an advisory capacity, but will not vote on Board matters, (ii) Mr. Dolgen will receive an annual retainer of $50,000, and (iii) each of Mr. Dolgen’s unvested restricted stock unit awards outstanding as of the date of his resignation from the Board will continue to vest in accordance with their terms.

Director Independence. The Board of Directors has determined that each of Mses. Athey, Clinton and Whalen, and Messrs. Altman, Battle, Dolgen (through the date of his June 5, 2019 resignation), Jacobson, Kern (through the date of his appointment as Vice Chairman) and Scott Rudin (through the date of his March 19, 2019 resignation), is an “independent director” as defined by the Nasdaq listing rules. In making its independence determinations, the Nominating Committee (for nominations made after the Nominating Committee’s formation) and Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including:

•	consulting services provided by Ms. Athey to the Company for which she did not receive additional compensation;

•	Ms. Clinton’s service as a member of IAC’s board of directors;

•	legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner;

•	Mr. Kern’s membership on the Supervisory Board of trivago N.V., a majority-owned subsidiary of the Company; and

•	Mr. Rudin’s business arrangements with Mr. Diller and subsidiaries of IAC, as well as his service as vice chair of a non-profit organization for which Mr. Diller is the chairman.

Expedia Group is subject to the Nasdaq Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, from certain requirements. Prior to July 26, 2019, based on information provided on a Schedule 13D/A filed by Mr. Diller and Liberty Expedia, on April 16, 2019, Mr. Diller and Liberty Expedia together beneficially owned approximately 13% of the outstanding shares of common stock (or approximately 20% assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 55% of the combined voting power of the outstanding Expedia Group capital stock as of April 19, 2019. On this basis, Expedia Group had been relying on the exemption for controlled companies from certain Nasdaq requirements through the closing of the Liberty Expedia Transaction on July 26, 2019 (see Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors”).

On July 26, 2019, the Company received notice from Nasdaq confirming that the Company no longer complies with Nasdaq Marketplace Rule 5605(b)(1), which requires a majority of the Company’s board of directors to be composed of “independent directors” (as defined in Nasdaq Marketplace Rule 5605(a)(2)). As of July 26, 2019, following the closing of the Liberty Expedia Transaction, Expedia Group ceased to be a controlled company and was required to comply with all of Nasdaq’s corporate governance requirements on the phase-in schedule described below. The Compensation Committee is required to be composed of at least two members, one of whom is independent upon ceasing to be a “controlled company,” a majority of whom is independent within 90 days of ceasing to be a “controlled company” and all members of which are independent within one year of ceasing to be a “controlled company.” The Nominating Committee is required to include at least one member who is independent upon ceasing to be a “controlled company” and all members of which must be independent within one year of ceasing to be a “controlled company.” Additionally, within 12 months from ceasing to be a “controlled company” we are required to have a majority of independent directors on the Board of Directors. The Compensation Committee currently consist of two members, each of whom is independent and the Nominating Committee consists of three members, two of whom are independent. Currently, 6 of the 12 directors on the Board of Directors are independent (as defined in Nasdaq Marketplace Rule 5605(a)(2)). The Company is actively seeking to comply with the majority independent director rule and the independent nominating committee rules, but is currently relying on the twelve-month phase-in periods set forth in Nasdaq’s Marketplace Rule 5615(c)(3).

Board Leadership Structure. Mr. Diller serves as the Chairman and Senior Executive of the Company, and Mr. Okerstrom serves as Chief Executive Officer of the Company. The current leadership structure provides the Company with the benefit of Mr. Diller’s continued oversight of the Company’s strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of the Company and its operating businesses. At this time, the Company believes that this leadership structure is the most appropriate one for the Company and its stockholders.

Independent members of the Board chair our Audit, Compensation and Nominating Committees. Expedia Group has had the current leadership structure since the completion of its spin-off from IAC in 2005.

Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, Chief Financial Officer and Treasurer and Chief Legal Officer attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Financial Officer and Treasurer and Chief Legal Officer meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.

In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer and Treasurer, Chief Legal Officer, Vice President of Internal Audit, President of eCommerce Platform (having responsibility for technology infrastructure and security) and Chief Accounting Officer. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chair of the Audit Committee makes regular reports to the Board.

Board Committees

Currently, the Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Prior to July 26, 2019, the Company also had a Section 16 Committee, which was disbanded in connection with the closing of the Liberty Expedia Transaction.

The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediagroup.com. The following table sets forth the current members of each standing Committee.

Name	Audit Committee	Compensation Committee(3)	Executive Committee	Nominating Committee(5)
Barry Diller	—	—	X	—
Peter M. Kern	—	—	X	—
Mark D. Okerstrom	—	—	X	—
Samuel Altman(1)(2)	—	—	—	—
Susan C. Athey(1)	—	—	—	—
A. George “Skip” Battle(1)	X (Chair)	—	—	—
Chelsea Clinton(1)	—	X (Chair)	—	X
Craig A. Jacobson(1)(3)	X	X	—	X (Chair)
Victor A. Kaufman	—	—	—	—
Dara Khosrowshahi	—	—	—	X
Alexander von Furstenberg	—	—	—	—
Julie Whalen(1)(4)	X	—	—	—

(1)	Independent director.
(2)	Elected to the Board, effective September 10, 2019.
(3)	Mr. Jacobson stepped down as Co-Chair of the Compensation Committee, effective September 10, 2019
(4)	Elected to the Board and appointed to the Audit Committee, effective June 5, 2019.
(5)	The Nominating Committee was formed effective as of July 26, 2019, with the tenure of each member commencing on such date.

Audit Committee. The Audit Committee of the Board of Directors currently consists of three directors: Ms. Whalen and Messrs. Battle, who is also Chair, and Jacobson. Each of Messrs. Battle and Jacobson were members, and Mr. Battle was Chair, of the Audit Committee during 2018. Mr. Kern served as a member of the Audit Committee through June 20, 2018 when he tendered his resignation from the Committee in connection with his appointment as Vice Chairman of the Company. Ms. Whalen was appointed to the Audit Committee on June 5, 2019. In 2018, the Audit Committee met eight times.

Each director who served as an Audit Committee member during 2018 satisfied, and each current member of the Audit Committee satisfies, the independence requirements for Audit Committee members under the standards imposed by the rules of the SEC and Nasdaq’s Marketplace Rules. The Board has determined that each of Mr. Battle and Ms. Whalen is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Exchange Act.

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the Audit Committee charter, including monitoring (1) the integrity of the Company’s financial reporting process, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of Company’s internal audit function and the independent registered public accounting firm, and (4) the Company’s compliance with legal and regulatory requirements.

The formal report of the Audit Committee with respect to the year ended December 31, 2018, is set forth under the heading “Audit Committee Report” below.

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of two directors: Ms. Clinton, who is also Chair, and Mr. Jacobson. Each of Ms. Coe and Messrs. Dolgen and Jacobson were members, and Messrs. Jacobson and Dolgen were Co-Chairs, of the Compensation Committee during 2018. Mr. Kern served as a member and Co-Chair of the Compensation Committee through June 20, 2018 when he tendered his resignation from the Committee in connection with his appointment as Vice Chairman of the Company. Also on June 20, 2018, Ms. Clinton was appointed to the Compensation Committee and Mr. Jacobson was appointed Co-Chair of the Compensation Committee. On June 5, 2019, Mr. Dolgen resigned from the Board and Ms. Clinton was appointed Co-Chair of the Compensation Committee. Mr. Jacobson subsequently resigned as Co-Chair on September 10, 2019 and Ms. Clinton became sole Chair. In 2018, the Compensation Committee met six times and acted by unanimous written consent four times. Ms. Coe resigned from the Board effective July 26, 2019 in connection with the closing of the Liberty Expedia Transaction.

Each director who served during 2018 as a Compensation Committee member satisfied (with the exception of Ms. Coe), and each current member of the Compensation Committee satisfies, the independence requirements for Compensation Committee members during such service under the standards imposed by the rules of the SEC and Nasdaq. No director who served in 2018 as a Compensation Committee member was, and no current member of the Compensation Committee is, an employee of Expedia Group during such service.

The Compensation Committee is responsible for, among other matters, (1) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (2) approving all grants of equity awards (except to the extent described below in “Section 16 Committee” through July 26, 2019), (3) oversight of the Company’s succession plans relating to members of the Company’s senior management team Executive Officers other than the CEO, (4) oversight and administration of compensation-related policies applicable to the Company’s senior management, and (5) oversight and guidance on the Company’s strategic diversity and inclusion initiatives and establishing the Company’s general compensation philosophy and oversight of compensation and benefits programs. The responsibilities described in items (3) through (5) above constitute an expansion of the Committee’s previous role, which was approved by the Board on September 10, 2019. A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee. Messrs. Dolgen and Jacobsen were members, and Mr. Dolgen was Co-Chair, of the Section 16 Committee during all of 2018. Mr. Kern served as a member and Co-Chair of the Section 16 Committee through June 20, 2018 when he tendered his resignation from the Committee in connection with his appointment as Vice Chairman of the Company. Also on June 20, 2018, Ms. Clinton was appointed to the Section 16 Committee and Mr. Jacobson was appointed Co-Chair of the Section 16 Committee. In 2018, the Section 16 Committee met six times. The Section 16 Committee was disbanded effective July 26, 2019, in connection with the closing of the Liberty Expedia Transaction and Ms. Coe’s resignation from the Board and as a member of the Compensation Committee.

Each director who served during 2018 and through its disbanding in July 2019 as a Section 16 Committee member was an “independent director” as defined by the Nasdaq listing rules and satisfied the definition of “non-employee director” for purposes of Section 16 of the Exchange Act during such service. The Section 16 Committee was authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia Group’s executive officers.

Compensation Consultant Independence. During 2018, management retained Compensia, Inc., a compensation consulting firm (“Compensia”), to conduct a review of Expedia Group’s compensation peer groups, and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions and provided Compensia instruction and direction consistent therewith. Compensia also advised the Compensation Committee with regard to the long-term equity award granted to Mr. Kern in connection with his appointment to the Vice Chairman role. The Compensation Committee considered various factors bearing upon Compensia’s independence including, but not limited to, the amount of fees received by Compensia from Expedia Group as a percentage of Compensia’s total revenue, Compensia’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing these and other factors, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee. The Executive Committee of the Board of Directors currently consists of three directors: Messrs. Diller, Kern and Okerstrom. Messrs. Diller and Okerstrom were members of the Executive Committee during 2018. Mr. Kaufman served as a member of the Executive Committee through June 20, 2018 when he tendered his resignation from the Committee in connection with the appointment of Mr. Kern as Vice Chairman of the Company, succeeding Mr. Kaufman in that role. Mr. Kern was appointed to the Executive Committee on June 20, 2018. In 2018, the Executive Committee met in person seven times.

The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law.

Nominating Committee. The Nominating Committee of the Board of Directors, which was formed effective as of July 26, 2019, currently consists of three directors: Ms. Clinton and Messrs. Jacobson and Khosrowshahi, each of whom was appointed to the Nominating Committee effective July 26, 2019. The Nominating Committee functions pursuant to a written charter adopted by the Board of Directors. The Nominating Committee is appointed by the Board to assist the Board by: (i) identifying, reviewing and evaluating individuals qualified to become Board members; (ii) recommending director nominees for the next annual meeting of stockholders and nominees to fill vacancies on the Board as necessary; and (iii) making recommendations with respect to the compensation and benefits of directors. As the Board did not have a Nominating Committee until July 2019, there were no meetings of this committee in 2018.

Other Committees. In connection with the Liberty Expedia Transaction (see Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors”), the Board of Directors formed, on November 15, 2018, a special committee (the “Special Committee”) to which it delegated exclusive authority to consider and negotiate a potential transaction involving

Expedia Group, Liberty Expedia and Mr. Diller, and, ultimately, to make a recommendation to the Board of Directors with regard to any such transaction. The Special Committee consisted solely of independent and disinterested directors, each of whom had been elected by the holders of Expedia Group common stock voting together as a class.

Director Nominations

Since its formation in July 2019, the Nominating Committee identifies, reviews and evaluates individuals qualified to become Board members, consistent with criteria established by our Board, and recommends candidates to the Board. The Nominating Committee may use any methods it deems appropriate to identify candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The Nominating Committee may also engage outside search firms, consultants and other advisers, at the Company’s expense, to identify, screen and/or evaluate suitable candidates. The Nominating Committee uses the same process to evaluate director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The Board does not have specific requirements for eligibility to serve as a director of Expedia Group, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Nominating Committee considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia Group, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia Group, including in providing a mix of Board members that represent a diversity of experiences, characteristics, attributes, skills and backgrounds, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia Group’s stockholders.

The Board does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically the Company has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Corporate Secretary and the Chairman and, if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications with the Board

Expedia Group stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Directors

The Board of Directors, since July 26, 2019 based on recommendations from the Nominating Committee, has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.

Expedia Group employees generally do not receive compensation for services as directors. In 2018, Mr. Kaufman did not receive compensation for his service as an executive of the Company and instead received compensation only for his Board service. In addition, prior to his appointment as Vice Chairman in June 2018, Mr. Kern received standard Expedia Group non-employee director compensation as described in this section but ceased to receive such compensation upon his appointment as Vice Chairman.

Mr. Kaufman and each non-employee director of Expedia Group who served on the Board during 2018, including Mr. Kern for the period of the year prior to his appointment as Vice Chairman, was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•

a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia Group’s common stock on the Nasdaq Stock Market on the day prior to the grant), upon such director’s initial election to office or at the time such director first became eligible to receive compensation for service as a director, and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period. In the event of a change in control (as defined in the Expedia Group 2005 Plan and described in the section above titled “Executive Compensation—Potential Payments Upon Termination or Change in Control”), the RSUs shall vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chair) and $15,000 for each member of the Compensation Committee (including each of the Co-Chairs); and

•	an additional annual retainer of $10,000 for the Chair of the Audit Committee and $10,000 for the each of the Co-Chairs of the Compensation Committee.

Members of the Nominating Committee and the Section 16 Committee, prior to it being disbanded, do not receive additional compensation for service on that committee. Expedia Group reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.

In connection with the Liberty Expedia Transaction, pursuant to the Merger Agreement described below (see Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors”) and immediately prior to the closing of the Combination, each of Courtnee A. Chun, Pamela L. Coe and Christopher W. Shean, who had been nominated to the Expedia Group Board by Liberty Expedia, resigned from the Expedia Group Board. Upon their resignation, which was effective as of the closing of the Liberty Expedia Transaction on July 26, 2019 each then-outstanding award of restricted stock units of the Company held by Ms. Coe, Ms. Chun and Mr. Sheen was settled in shares of Expedia Group common stock.

Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except directors who are also subject to the Company’s Executive Stock Ownership Guidelines (“Covered Directors”).

Covered Directors are encouraged to hold a number of shares of Expedia Group common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Covered Directors have three years to attain the holding requirement. If the annual cash retainer is increased during a Covered Director’s service, the Covered Director shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on September 30, 2019 each Covered Director held shares of Expedia Group common stock with a value greater than $135,000, except Ms. Whalen, who was elected to the Board in June 2019 and Mr. Altman, who was elected to the Board in September 2019.

Non-Employee Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia Group common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia Group common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia Group common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election. Each of Messrs. von Furstenberg and Khosrowshahi and Mses. Athey and Clinton elected to defer their respective 2018 director fees.

Hedging Policy

The Expedia Group, Inc. Securities Trading Policy prohibits directors from engaging in short sales with respect to Expedia Group securities or the purchase, sale or issuance of options or rights relating to Expedia Group securities. This prohibition extends to various forms of hedging or monetization transactions.

2018 Director Compensation

As employee directors, Messrs. Diller and Okerstrom did not receive compensation for service as directors for 2018. Mr. Kern did not receive compensation for service as a director following his appointment as Vice Chairman in June 2018; see the section below titled “Executive Compensation—2018 Summary Compensation Table” for information regarding Mr. Kern’s 2018 compensation. The following table shows compensation information for all other directors who received compensation for their Expedia Group Board of Directors service during 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Susan C. Athey(10)	45,000	249,927	—	294,927
A. George “Skip” Battle(4)	75,000	249,927	—	324,927
Courtnee A. Chun	45,000	249,927	—	294,927
Chelsea Clinton(5),(10)	52,953	249,927	—	302,880
Pamela L. Coe(6)	60,000	249,927	—	309,927
Jonathan L. Dolgen(7)	70,000	249,927	—	319,927
Craig A. Jacobson(8)	85,302	249,927	—	335,229
Victor A. Kaufman(9)	45,000	249,927	—	294,927
Dara Khosrowshahi(10)	45,000	249,927	—	294,927
Scott Rudin	45,000	249,927	—	294,927
Christopher W. Shean	45,000	249,927	—	294,927
Alexander von Furstenberg(10)	45,000	249,927	—	294,927

(1)	This column reports the amount of cash compensation earned in 2018 for Board and committee service, including amounts deferred at the director’s election.

(2)

Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia Group common stock on the Nasdaq Stock Market on the first trading day immediately preceding the grant date.

(3)

Each of Ms. Athey and Messrs. Battle, Dolgen, Jacobson and von Furstenberg had 3,973 RSUs outstanding at December 31, 2018. Each of Ms. Coe and Messrs. Kaufman and Shean had 4,757 RSUs outstanding at December 31, 2018. In addition, Mr. Kaufman had 37,500 stock options outstanding at December 31, 2018. Mses. Chun and Clinton and Messrs. Rudin and Khosrowshahi had 3,428, 4,510, 4,002 and 3,189 RSUs outstanding, respectively, at December 31, 2018. In addition, Mr. Khosrowshahi had 1,120,000 stock options outstanding at December 31, 2018.

(4)	Mr. Battle was the Chair of the Audit Committee during 2018.
(5)	Ms. Clinton was appointed to each of the Compensation and Section 16 Committees on June 20, 2018.
(6)	Ms. Coe was a member of the Compensation Committee during 2018.
(7)	Mr. Dolgen was Co-Chair of the Compensation and Section 16 Committees during 2018.
(8)	During 2018, Mr. Jacobson was a member of each of the Audit, Compensation and Section 16 Committees and, beginning June 20, 2018, a Co-Chairman of the Compensation and Section 16 Committees.
(9)	Mr. Kaufman was a member of the Executive Committee from January 1, 2018 through June 20, 2018, the date on which Mr. Kern was appointed Vice Chairman to succeed Mr. Kaufman.
(10)

Each of Mses. Athey and Clinton and Messrs. Khosrowshahi and von Furstenberg elected to defer her or his 2018 director fees pursuant to the Director Deferred Compensation Plan, which is described above. At December 31, 2018, Ms. Athey and Mr. Khosrowshahi each held a total of 383.058 share units, Ms. Clinton held a total of 448.952 share units and Mr. von Furstenberg held a total of 1,156.94 share units. Mr. von Furstenberg previously elected to defer his 2015, 2016 and 2017 director fees pursuant to the Director Deferred Compensation Plan.

Compensation Committee Interlocks and Insider Participation

In 2018, the Board of Directors had a Compensation Committee, consisting of Messrs. Dolgen and Jacobson and Mses. Clinton (from June 20, 2018) and Coe, and a Section 16 Committee, consisting of Messrs. Dolgen and Jacobson and Ms. Clinton (from June 20, 2018). Mr. Kern was a member of the Compensation and the Section 16 Committees until June 20, 2018. During the one-year period ended December 31, 2018, none of Messrs. Dolgen, Jacobson or Kern, or Mses. Clinton or Coe, was an officer or employee of Expedia Group (with respect to Mr. Kern, while a member of the Compensation and the Section 16 Committees), formerly an officer of Expedia Group, or an executive officer of an entity for which an executive officer of Expedia Group served as a member of the Compensation Committee or as a director.

Required Vote

At the 2019 Annual Meeting, stockholders will be asked to elect 12 members of the Board of Directors, each to hold office for a term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation). Election of director nominees Mses. Athey and Clinton, and Messrs. Altman, Diller, Kaufman, Kern, Khosrowshahi, Okerstrom, and von Furstenberg requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, voting together as a single class. Election of director nominees Mr. Battle, Mr. Jacobson and Ms. Whalen, requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia Group common stock, present in person or represented by proxy, voting as a separate class.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:	APPROVAL OF THE ADOPTION OF EXPEDIA GROUP’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Proposal and Required Vote

At the upcoming 2019 Annual Meeting, Expedia Group stockholders will be asked to approve the adoption of an amended and restated certificate of incorporation for Expedia Group. The changes to Expedia Group’s current certificate of incorporation that are reflected in the proposed amended and restated certificate of incorporation include (among other changes) new transfer restrictions affecting certain shares of Expedia Group common stock and Class B common stock and the automatic conversion of the affected shares of Expedia Group Class B common stock into shares of Expedia Group common stock in specified circumstances, as well as certain restrictions in connection with potential future change of control transactions involving Expedia Group, as described below. As of the date of this Proxy Statement, no Expedia Group stockholders other than Mr. Diller and The Diller Foundation d/b/a The Diller—von Furstenberg Family Foundation (the “Family Foundation”) hold shares of Expedia Group Class B common stock.

As previously disclosed, contemporaneously with Expedia Group’s entry into a merger agreement under which it acquired Liberty Expedia (the “Liberty Expedia Transaction”), Expedia Group and Mr. Diller entered into the Second Amended and Restated Governance Agreement, dated as of April 15, 2019, (the “New Governance Agreement”), which a special committee consisting solely of independent and disinterested directors of Expedia Group, each of whom had been elected by the holders of Expedia Group common stock voting together as a class (without the vote of the Class B common stock) (the “Special Committee”) negotiated on behalf of Expedia Group. The New Governance Agreement requires submission of an amended and restated certificate of incorporation to Expedia Group stockholders for approval at the 2019 Annual Meeting in order to implement in Expedia’s Group’s organizational documents the transfer restrictions, automatic conversion provisions and restrictions on certain change-of control transactions contained in the New Governance Agreement, and Mr. Diller and the Family Foundation have agreed to vote in favor of the proposal.

Upon the unanimous recommendation of the Special Committee, our Board unanimously approved and declared advisable the Amended and Restated Certificate of Incorporation (the “New Certificate”), which amends and restates our existing Restated Certificate of Incorporation, as amended (the “Current Certificate”). The full text of the New Certificate marked to show changes from the Current Certificate is attached to this Proxy Statement as Appendix A-1.

Stockholders will vote on each of the following proposals, which describe the principal amendments to the Current Certificate and which collectively comprise this Proposal 2:

•

Proposal 2A—The approval of the adoption of amendments to the Current Certificate to include transfer restrictions and automatic conversion provisions in respect of certain shares of Expedia Group Class B common stock, as well as immaterial amendments to remove outdated references to a former affiliate, which are no longer applicable in the Current Certificate. This proposal is to approve the adoption of amendments to the Current Certificate to include transfer restrictions and automatic conversion provisions in respect of certain shares of Expedia Group Class B common stock, legend requirements on certain shares of Expedia Group Class B common stock subject to such provisions, and immaterial amendments to remove outdated references to TripAdvisor in Article XIII of the Current Certificate, which are no longer applicable.

•

Proposal 2B—The approval of the adoption of amendments to the Current Certificate to limit the ability of Expedia Group to participate in a future change of control transaction that provides for different consideration in respect of shares of Expedia Group common stock and Class B common stock. This proposal is to approve the adoption of amendments to the Current Certificate to provide (1) that Expedia Group will not enter into change of control transactions that provide for different consideration in respect of shares of Expedia Group common stock and Class B common stock, subject to limited exceptions, and (2) that no holder of certain shares of Class B common stock will transfer any shares of Expedia Group common stock or Class B common stock pursuant to any tender offer or other transaction that provides for such differential consideration.

Approval of each of these proposals requires (1) the affirmative vote of the holders of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock outstanding and entitled to vote, voting together as a single class, and (2) the affirmative vote of the holders of a majority of the voting power of the shares of Expedia Group Class B common stock outstanding and entitled to vote.

In the New Governance Agreement, Mr. Diller and the Family Foundation have agreed to vote in favor of these proposals all shares of Expedia Group common stock and Class B common stock over which they have beneficial ownership as of the record date for the 2019 Annual Meeting, collectively representing approximately 29% of the combined voting power of Expedia Group’s outstanding capital stock and 100% of the voting power of Expedia Group Class B common stock.

Adoption of the New Certificate requires the approval of each of these proposals. However, neither of the proposals comprising Proposal 2 is cross-conditioned upon the approval by our stockholders of the other proposal comprising Proposal 2. In this Proxy Statement, when we refer to the approval of the adoption of the New Certificate, we are referring to our stockholders approving the adoption of the amendment and restatement of our Current Certificate by approving each of the proposals comprising this Proposal 2, which will collectively constitute the approval of this Proposal 2. The proposals set forth above describe the principal amendments to our Current Certificate. The approval of each of the proposals comprising Proposal 2 will constitute the requisite approval of the adoption of the New Certificate, in the form attached to this Proxy Statement as Appendix A-1. Accordingly, you should read the full text of the New Certificate.

If only Proposal 2A is approved and not Proposal 2B, Expedia Group’s amended and restated certificate of incorporation will include the changes shown in Section B of Article IV, Article XI and Article XIII; provided that the changes to Article XI will reference only the foregoing provisions. If only Proposal 2B is approved and not Proposal 2A, Expedia Group’s amended and restated certificate of incorporation will include the changes shown in Section C of Article IV, Article XI and Article XIV; provided that the changes to Article XI will reference only the foregoing provisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADOPTION OF EXPEDIA GROUP’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (COMPRISING TWO PROPOSALS).

Overview and Background

Pursuant to an Exchange Agreement dated as of April 15, 2019 among Liberty Expedia, Mr. Diller, the Family Foundation and Expedia Group (the “Exchange Agreement”), on July 26, 2019, immediately prior to the closing of the Liberty Expedia Transaction, Mr. Diller and the Family Foundation exchanged with Liberty Expedia an aggregate of 5,523,452 shares of Expedia Group common stock for the same number of shares of Expedia Group Class B common stock held by Liberty Expedia (such Class B shares collectively referred to as the “Original Shares”). The Original Shares represent 29% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the record date.

The New Governance Agreement provides, among other things, that Mr. Diller may exercise a right (the “Purchase/Exchange Right”) during the nine month period following the closing of the Liberty Expedia Transaction, to (1) exchange with Expedia Group (or its wholly owned subsidiary) an equivalent number of shares of Expedia Group common stock for, or (2) purchase from Expedia Group (or its wholly owned subsidiary), at a price per share equal to the average closing price of Expedia Group common stock for the five trading days immediately preceding notice of exercise, up to 7,276,547 shares of Expedia Group Class B common stock (any shares acquired pursuant to the Purchase/Exchange Right, the “Additional Shares”). The

Purchase/Exchange Right may be exercised from time to time during the applicable nine-month period, in whole or in part. Assuming the exercise in full by Mr. Diller of the Purchase/Exchange Right, the Original Shares and Additional Shares would collectively represent approximately 49% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the record date. The foregoing assumes that Mr. Diller exercises in full his right to acquire the Additional Shares solely by exchanging shares of Expedia Group common stock acquired in the open market (or otherwise, other than from Expedia Group). Were Mr. Diller to acquire the Additional Shares through cash purchases directly from Expedia Group (or its wholly owned subsidiary), the Original Shares and Additional Shares would collectively represent approximately 48% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the record date.

Pursuant to the New Governance Agreement, the Expedia Group Board is submitting the New Certificate to Expedia Group stockholders for approval at the 2019 Annual Meeting in order to implement in Expedia’s Group’s organizational documents the transfer restrictions, automatic conversion provisions and restrictions on certain change-of control transactions described below (and included in full text, marked to show changes against the Current Certificate, as Appendix A-1 to this Proxy Statement):

Proposal 2A

Restrictions on Transferring Certain Shares of Expedia Group Class B Common Stock

Pursuant to Section B(5) of Article IV of the New Certificate, it is a condition to any transfer by any holder of Additional Shares beneficially owned by him, her or it (as the case may be) that the transferee deliver to Mr. Diller, prior to such transfer, a proxy and power of attorney, in substantially the form as set forth on a schedule to the New Governance Agreement (or such other form reasonably satisfactory to a committee of the Expedia Group Board composed wholly of independent directors), granting Mr. Diller sole voting control over the applicable shares (regardless of whether such transferee has previously delivered such a proxy and power of attorney with respect to any other additional shares), which may include specified permitted exceptions but not the right to vote shares in any circumstance, which must be retained by Mr. Diller.

If any such transferees do not deliver to Mr. Diller such proxy and power of attorney with respect to such Additional Shares or if such proxy or power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over the applicable shares, then the applicable shares will automatically convert into shares of Expedia Group common stock on a share for share basis, without any further action on the part of any holder of such Additional Shares.

Mandatory Conversion of Certain Shares of Expedia Group Class B Common Stock

The amendments to Section B(4) of Article IV of the New Certificate provide that, at such time as any of the triggers listed below occurs, all Additional Shares will automatically convert into shares of Expedia Group common stock on a share for share basis, without any further action on the part of any holder of such Additional Shares. The earliest to occur of each of the following events will trigger the mandatory conversion of all Additional Shares:

•	Mr. Diller becoming disabled (as defined in the New Governance Agreement);

•	Mr. Diller’s death;

•

Mr. Diller no longer serving as Senior Executive of Expedia Group or any successor entity (it being understood that such service will include active involvement in an executive capacity in the business activities of Expedia Group or any successor entity) or Chairman of the Expedia Group Board or any successor entity (provided that in each case if Mr. Diller is removed (other than for cause, as defined in the New Governance Agreement), replaced or not nominated or elected without Mr. Diller’s written consent, such event will not trigger the mandatory conversion of all Additional Shares); and

•

the transfer by Mr. Diller and/or the Family Foundation of Original Shares to any person (other than a permitted transferee, so long as such person continues to qualify as a permitted transferee under the New Governance Agreement, and at such time as such person ceases to so qualify, such Original Shares will be deemed to be transferred), except to the extent in connection with such transfer the Original Shares subject to such transfer are converted into shares of Expedia Group common stock (or such other securities of Expedia Group into which such Original Shares are then convertible), following which the number of Original Shares transferred in this transfer taken together with all Original Shares previously transferred, represent more than 5% of the total voting power of all outstanding voting securities of Expedia Group at such time.

As promptly as reasonably practicable following the occurrence of any of the above events, Expedia Group will notify the holders of Additional Shares of such occurrence and Expedia Group and such holders will cooperate and take all actions reasonably necessary in connection with the exchange of any certificates required to effect the conversion of all Additional Shares.

Legend on Certain Shares of Expedia Group Class B Common Stock

Section B(6) of Article IV of the New Certificate provides that each certificate (or book-entry) share evidencing Additional Shares or Original Shares will bear a restrictive legend substantially to the effect set forth in Section B(6) of Article IV of the New Certificate in Appendix A-1.

Immaterial Amendments

Proposal 2A also includes immaterial changes to remove outdated references to TripAdvisor in Article XIII of the New Certificate, which is no longer an affiliate of Expedia Group and therefore such reference is not applicable.

Proposal 2B

Equal Treatment of Expedia Group Common Stock and Class B Common Stock in Future Transactions

Article XIV of the New Certificate provides that, for so long as any Additional Shares or Original Shares are outstanding, Expedia Group will not, directly or indirectly, enter into or otherwise participate in a change of control transaction (as defined below), unless such change of control transaction provides for the same per share consideration (in type and amount) and mix of consideration (in type and amount), as the case may be, or (as applicable) the right to receive (or to elect to receive) the same consideration (in type and amount) and mix of consideration (in type and amount), in respect of shares of Expedia Group common stock and shares of Expedia Group Class B common stock that are subject to such change of control transaction (a change of control that does not meet the foregoing conditions, a “Disparate Transaction”).

Additionally, Section C(5) of Article IV of the New Certificate provides that no shares of Expedia Group common stock or Class B common stock beneficially owned by any holder of Additional Shares or Original Shares may be transferred pursuant to any tender offer or other transaction that is a Disparate Transaction.

A change of control transaction means (a) any merger, tender or exchange offer, consolidation, amalgamation or similar transaction between Expedia Group and another person (other than a subsidiary of Expedia Group) pursuant to which the stockholders of Expedia Group immediately prior to such merger, tender or exchange offer, consolidation, amalgamation or similar transaction would own, as of immediately after such transaction, less than 50% of the total economic or voting power of all outstanding voting securities of Expedia Group (or resulting or surviving entity), or (b) any sale, lease or other disposition of all or substantially all of the assets of Expedia Group to another person (other than a subsidiary of Expedia Group), in each of the foregoing clauses (a) and (b), whether in any single transaction or series of related transactions, regardless of the amount of consideration.

Notwithstanding the above, a bona fide share exchange, merger, recapitalization or other business combination involving Expedia Group and a third party in which (1) the stockholders of Expedia Group, immediately prior to such transaction, continue to hold, immediately following such transaction, (and receive no consideration in the applicable transaction other than) shares of capital stock of the successor or resulting entity in substantially the same relative proportions and classes as their ownership of the Expedia Group’s capital stock immediately prior to such transaction and the two-class capital structure and pro rata economics of the two classes of capital stock are substantially replicated, (2) each beneficial owner of original shares or additional shares as of immediately prior to the effective time of such transaction enters into a written agreement with such successor or resulting entity providing for the application, following the effective time of such transaction, of terms and conditions substantially equivalent to the equal treatment provision of the new governance agreement to the securities received in such transaction by such person in respect of such additional shares or original shares and (3) immediately following the effective time of such transaction, such successor or resulting entity has in effect a certificate of incorporation (or other equivalent organizational document) that in all material respects reflects, mutatis mutandis, the terms contemplated by this Proposal 2, shall not be deemed a change of control transaction in which holders of Expedia Group common stock and Class B common stock receive differential consideration in violation of the New Certificate.

The Board’s and Special Committee’s Reasons for the Amended and Restated Certificate of Incorporation

As contemplated by the New Governance Agreement, the Expedia Group Board is submitting to Expedia Group stockholders for approval these proposals to establish the terms described above related to transfer restrictions in respect of certain shares of Expedia Group common stock and Class B common stock and automatic conversion provisions in respect of certain shares of Expedia Group Class B common stock, as well as certain restrictions in connection with future change of control transactions in which holders of Expedia Group common stock and Class B common stock would receive differential consideration as described above.

The Special Committee negotiated for the inclusion of these terms in the New Governance Agreement, and a commitment on the part of Expedia Group to submit a proposal to Expedia Group stockholders to implement corresponding provisions in Expedia Group’s Certificate of Incorporation, for the benefit of holders of Expedia Group common stock (other than Mr. Diller).

The Special Committee believes that the provisions restricting the transfer of Additional Shares and providing for the mandatory conversion of Additional Shares will benefit the holders of Expedia Group common stock (other than Mr. Diller) because they limit the ability of Mr. Diller to transfer more than 5,523,452 shares of Class B common stock as high-vote shares, and provide that upon certain events, including Mr. Diller’s death or disability, Mr. Diller voluntarily ceasing to serve as Chairman or Senior Executive of Expedia Group, or Mr. Diller and/or the Family Foundation transferring Original Shares exceeding 5% percent of the outstanding voting power of Expedia Group, the number of outstanding Original Shares and Additional Shares will not exceed 5,523,452 shares, which represents approximately 29% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the record date.

The Special Committee believes that the provisions prohibiting a future change of control transaction in which shares of Expedia Group common stock and Class B common stock would receive differential consideration could confer important benefits on the holders of Expedia Group common stock (other than those who also hold Expedia Group Class B common stock) as these provisions substantially restrict the ability of holders of Class B common stock to receive a premium for their shares in Expedia Group in a private transaction and should encourage holders of Additional Shares and Original Shares, should they seek to dispose of their equity interest in Expedia Group, to do so in a transaction that is open to all stockholders.

PROPOSAL 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia Group’s independent registered public accounting firm for the year ended December 31, 2018. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for the year ending December 31, 2019.

Selection of Expedia Group’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia Group stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia Group and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the 2019 Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the 2019 Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2019. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the public reporting process and establishing and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the year ended December 31, 2018, together with the results of the assessment of the internal control over financial reporting, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters that are required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB rules, and has discussed with Ernst & Young LLP, their independence from the Company and its management. Finally, the Audit Committee has considered Ernst & Young LLP’s provision of audit and non-audit services to the Company and concluded that the provision of such services is compatible with Ernst & Young LLP’s independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee*:

A. George “Skip” Battle (Chair)

Craig A. Jacobson

*	Julie Whalen joined the Audit Committee subsequent to the preparation of this report.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees(1)	$13,858,000	$15,469,000
Audit-Related Fees(2)	429,000	1,108,000

Total Audit and Audit-Related Fees	14,287,000	16,577,000
Tax Fees(3)	289,000	97,000
Other Fees(4)	30,000	44,000

Total Fees	$14,606,000	$16,718,000

(1)

In 2018, Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of the Company’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters. 2018 Audit Fees include $3,244,000 in fees and expenses paid by trivago N.V., a Nasdaq-listed majority-owned subsidiary of the Company, associated with financial statement audit and review services provided to trivago. In addition, 2017 Audit Fees include $4,962,000 in fees and expenses associated with financial statement audit and review services provided to trivago.

(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations.
(3)	In 2018, Tax Fees include $3,500 of trivago related fees.
(4)	Other Fees include fees and expenses for professional education offerings to the Company’s employees, as well as access to Ernst & Young LLP’s online research tools.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees

The Audit Committee has considered the audit and non-audit services provided by Ernst & Young LLP as described above and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.

The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chair, subject to a limit of $500,000 per approval. The decisions of the Chair (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table presents information as of October 7, 2019 relating to the beneficial ownership of Expedia Group’s capital stock by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Expedia Group’s common stock and Class B common stock, (ii) each current director of Expedia Group, (iii) each named executive officer, and (iv) all executive officers and directors of Expedia Group, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia Group’s corporate headquarters at 1111 Expedia Group Way W., Seattle, Washington 98119. As of October 7, 2019, there were 139,745,139 and 5,523,452 shares of Expedia Group common stock and Class B common stock, respectively, outstanding.

For each beneficial owner listed, the number of shares of Expedia Group common stock and the percentage of each such class listed assumes the conversion or exercise of any Expedia Group equity securities owned by such owner that are or will become exercisable, and the vesting of any Expedia Group stock options and/or RSUs that will vest, within 60 days of October 7, 2019, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other owner. Shares of Expedia Group Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia Group common stock. The percentage of votes for all classes of Expedia Group’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock. See “New Governance Agreement” in “Certain Relationships and Related Person Transactions, and Director Independence—Liberty Expedia Transaction” below for a description of the Purchase/Exchange Right and its potential effect on the Company’s ownership structure.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,279,494	(1)	10.9	—		—	5.7
PAR Investment Partners, L.P. 200 Clarendon Street, Fl 48 Boston, MA 02116	7,964,254	(2)	5.7	—		—	3.0
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,832,787	(3)	5.6	—		—	2.9
Barry Diller	537,500	(4)	*	12,799,999	(4)	100.0	47.9
Beneficial Ownership Excluding Shares Subject to the New Governance Agreement Exchange/Purchase Right	537,500	(5)	*	5,523,452	(5)	100.0	28.5
Peter M. Kern	67,836	(6)	*	—		—	*
Mark D. Okerstrom	846,251	(7)	*	—		—	*
Susan C. Athey	1,462	(8)	*	—		—	*
A. George “Skip” Battle	44,370	(9)	*	—		—	*
Chelsea Clinton	3,133	(10)	*	—		—	*
Craig A. Jacobson	30,480	(11)	*	—		—	*
Victor A. Kaufman	115,611	(12)	*	—		—	*
Dara Khosrowshahi	899,587	(13)	*	—		—	*
Alexander von Furstenberg	7,980	(14)	*	439,552	(14)	3.4	1.6
Julie Whalen	—		*	—		—	*
Samuel Altman	—		*	—		—	*
Robert J. Dzielak	289,790	(15)	*	—		—	*
Alan R. Pickerill	63,006	(16)	*	—		—	*

All current executive officers, directors and director nominees as a group (15 persons)	2,950,728	(17)	2.1	12,799,999		100.00	48.5

*	The percentage of shares beneficially owned does not exceed 1% of the class.
(1)

Based on information filed on Amendment No. 6 to Schedule 13G with the SEC on September 10, 2019 by The Vanguard Group, reporting sole voting power over 169,474 shares of common stock, shared voting power over 44,036 shares of common stock, sole dispositive power over 15,072,922 shares of common stock and shared dispositive power over 206,572 shares of common stock.

(2)

Based on information filed on Amendment No. 3 to Schedule 13G with the SEC on February 14, 2019 by PAR Investment Partners, L.P., PAR Group II, L.P. and PAR Capital Management, Inc. reporting sole voting power and sole dispositive power over 7,964,254 shares of common stock.

(3)

Based on information filed on Amendment No. 2 to Schedule 13G with the SEC on February 4, 2019 by BlackRock, Inc. reporting sole voting power over 6,854,609 shares of common stock and sole dispositive power over 7,832,787 shares of common stock.

(4)

Consists of (i) options to purchase 537,500 shares of common stock held by Mr. Diller that are exercisable within 60 days of October 7, 2019, (ii) 5,083,900 shares of Class B common stock held by Mr. Diller, (iii) 439,552 shares of Class B common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, and (iv) 7,276,547 shares of Class B common stock that Mr. Diller has the right to acquire within 60 days of October 7, 2019 pursuant to the New Governance Agreement. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(5)

Excludes shares of Class B common stock that Mr. Diller has the right to acquire within 60 days of October 7, 2019 pursuant to the New Governance Agreement. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(6)

Consists of 67,836.723 (unrounded) shares of common stock held by Mr. Kern, of which 53,635 shares were pledged as part of collateral to secure a loan account to Morgan Stanley Private Bank, N.A. Mr. Kern also holds options to purchase 91,264 American Depository Shares of trivago N.V. that are exercisable within 60 days of October 7, 2019, which represents less than 1% of the outstanding Class A shares of trivago N.V.

(7)

Consists of 65,001 shares of common stock held by Mr. Okerstrom, of which 48,892 shares were pledged as collateral to secure a revolving line of credit account to Morgan Stanley Private Bank, N.A. and options to purchase 781,250 shares of common stock that are exercisable within 60 days of October 7, 2019.

(8)	Consists of 1,462 shares of common stock held by Ms. Athey.
(9)	Consists of 44,370 shares of common stock held by Mr. Battle.
(10)	Consists of 3,133 shares of common stock held by Ms. Clinton.
(11)	Consists of 30,480 shares of common stock held by Mr. Jacobson.
(12)	Consists of 78,111 shares of common stock held by Mr. Kaufman and options to purchase 37,500 shares of common stock that are exercisable within 60 days of October 7, 2019.
(13)

Consists of 427,677 shares of common stock held by Mr. Khosrowshahi, of which 346,198 shares were pledged as collateral to secure a revolving line of credit account to Morgan Stanley Bank, N.A., 21,910 shares of common stock held by a trust as to which Mr. Khosrowshahi disclaims beneficial ownership, and options to purchase 450,000 shares of common stock that are exercisable within 60 days of October 7, 2019.

(14)

Consists of 7,980 shares of common stock held by Mr. von Furstenberg and 439,552 shares of Class B common stock held by a private foundation over which Mr. von Furstenberg has certain voting and disposition authority.

(15)	Consists of 26,807 shares of common stock held by Mr. Dzielak and options to purchase 262,983 shares of common stock that are exercisable within 60 days of October 7, 2019.
(16)	Consists of 3,897 shares of common stock held by Mr. Pickerill and options to purchase 59,109 shares of common stock that are exercisable within 60 days of October 7, 2019.
(17)

Consists of (i) 783,949 shares of common stock, (ii) 5,523,452 shares of Class B common stock, (iii) 7,276,547 shares of Class B common stock that may be purchased within 60 days of October 7, 2019 pursuant to the New Governance Agreement, and (iv) options to purchase 2,166,779 shares of common stock that are exercisable within 60 days of October 7, 2019.

Delinquent Section 16(a) Reports

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Expedia Group officers and directors and persons who beneficially own more than 10% of a registered class of Expedia Group’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia Group with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, we believe that all of the Company’s directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2018, except that a Form 4 was filed on an untimely basis for each of the following transactions: (1) the share units accruing on June 30, 2018 to each of Messrs. Khosrowshahi and von Furstenberg and Mses. Athey and Clinton under the Company’s Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”); and (2) a restricted stock unit award granted to Mr. Kern on August 17, 2018.

Information About Our Executive Officers

Background information about each of Expedia Group’s executive officers who does not also serve as a director of Expedia Group is provided below, as of October 7, 2019.

Name	Age	Position With Expedia Group, Inc.
Robert J. Dzielak	48	Chief Legal Officer and Secretary
Alan R. Pickerill	53	Executive Vice President, Chief Financial Officer and Treasurer
Lance A. Soliday	47	Senior Vice President, Chief Accounting Officer and Controller

Robert J. Dzielak has served as Expedia Group’s Chief Legal Officer and Secretary since March 2018, previously serving as its Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Senior Vice President and acting General Counsel since October 2011. Since joining the Company as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of the Company and its brands. Prior to joining Expedia Group, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law School. Mr. Dzielak is currently a member of the Supervisory Board of trivago, N.V.

Alan R. Pickerill has served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer since September 2017 and has been with the Company since 2008. Mr. Pickerill oversees Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer. Mr. Pickerill began his career as an accountant for seven years at Deloitte and Touche before working at a variety of publicly traded technology and internet companies, including serving as CFO of INTERLINQ Software Corporation, a publicly-traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business.

Lance A. Soliday has served as Expedia Group’s Senior Vice President, Chief Accounting Officer and Controller since February 2017, and as Vice President, Chief Accounting Officer and Controller from September 2011 until February 2017 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as the Company’s Director, Financial Reporting since December 2006 and Director, Accounting Research since joining the Company in May 2006. Prior to joining Expedia Group, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides information on Expedia Group’s named executive officer compensation for 2018 and was recommended for inclusion in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in the Company’s 2019 proxy statement by the Company’s Compensation and Section 16 Committees in April 2019, prior to the closing of the Liberty Expedia Transaction on July 26, 2019.

Compensation Discussion and Analysis

Overview

2018 Named Executive Officers. This Compensation Discussion and Analysis describes Expedia Group’s executive compensation program as it relates to the following individuals who are “named executive officers” of Expedia Group for the fiscal year ended December 31, 2018:

Name	Position With Expedia Group, Inc.
Barry Diller	Chairman/Senior Executive
Peter M. Kern	Vice Chairman
Mark D. Okerstrom	President and Chief Executive Officer
Robert J. Dzielak	Chief Legal Officer and Secretary
Alan R. Pickerill	Executive Vice President, Chief Financial Officer and Treasurer

Mr. Kern was appointed Vice Chairman of Expedia Group on June 20, 2018, succeeding Mr. Kaufman who continues to serve on our Board of Directors. Upon his appointment, Mr. Kern resigned as a member of the Company’s Audit, Compensation and Section 16 Committees, but remained as a member of the Board of Directors and was appointed to the Executive Committee of the Board of Directors. Prior to his appointment as Vice Chairman, Mr. Kern received standard Expedia Group non-employee director compensation as described in the section below titled “Compensation of Directors,” but ceased to receive such compensation upon his appointment as Vice Chairman. On August 17, 2018, Mr. Kern received an initial long-term equity award in connection with his appointment as Vice Chairman, which is described in the section below titled “Other 2018 Compensation Approvals-Initial Kern Equity Award.” Mr. Kern does not receive salary or cash bonus compensation for his service as an Expedia Group executive.

Compensation Program Philosophy and Objectives

Expedia Group’s executive compensation program is designed to attract, motivate, retain and reward highly skilled executives with the business experience and acumen that we believe are necessary for achievement of Expedia Group’s long-term business objectives. We support a pay for performance culture where employees are rewarded for individual, business and overall company success. The executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. To that end, we believe that compensation packages provided to executive officers should generally include both annual cash (including performance-based bonus opportunities) and a significant longer term equity-based component. We evaluate both performance and compensation levels to ensure that:

•	Expedia Group maintains its ability to attract and retain outstanding employees in executive positions;

•	the compensation provided to Expedia Group’s executives remains competitive with the compensation paid to similarly situated executives at comparable companies; and

•	Expedia Group’s compensation programs are applied in an internally consistent manner and fall within pre-established cash and equity compensation budgets.

Roles of the Compensation Committee and Section 16 Committee

Through September 10, 2019, Expedia Group had a Compensation Committee and a Section 16 Committee that together had primary responsibility for establishing the compensation of Expedia Group’s named executive officers. The Compensation Committee was responsible for (i) administering and overseeing Expedia Group’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act. The Section 16 Committee was responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to executive officers. The Board of Directors disbanded the Section 16 Committee, effective July 26, 2019 and approved amendments to the Compensation Committee Charter on September 10, 2019. For additional details regarding the amended Compensation Committee Charter, as well as recent changes to the composition of the Compensation Committees, see the sections above titled “Board Committees – Compensation Committee” and “Board Committees – Section 16 Committee.”

The Compensation Committee is appointed by the Board of Directors and, with the exception of Ms. Coe during her tenure, each member satisfied the independence requirements for Compensation Committee members under the current standards imposed by the rules of the SEC and Nasdaq. The Section 16 Committee was also appointed by the Board of Directors and consisted entirely of directors who were “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Role of Executive Officers

Expedia Group management participates in reviewing and refining Expedia Group’s executive compensation program. Mr. Diller and Mr. Okerstrom meet with the Compensation Committees at least annually to discuss their views on corporate performance, individual executive officer performance, and compensation packages for the executive team. Mr. Okerstrom reviews with the Compensation Committees the performance of Expedia Group and each named executive officer, other than himself and Messrs. Diller and Kern, and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. Mr. Diller meets separately with the Compensation Committees to discuss his, Mr. Kern’s and Mr. Okerstrom’s performance, and to recommend an appropriate compensation package for Messrs. Kern and Okerstrom. The Compensation Committees then discuss each recommendation, with each of Messrs. Diller and Okerstrom absent when his respective compensation is discussed. After considering these recommendations and other considerations discussed below, the Compensation Committees determine the annual compensation package for each executive officer.

Role of Compensation Consultants

In connection with the Company’s annual compensation review meetings in each of 2018 and 2019, management retained Compensia, Inc., an independent compensation consulting firm, to conduct an independent review of the prior year’s compensation peer group for positions held by executive officers and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for executive officer positions, where available. Compensia also advised the Compensation Committees with regard to certain performance-based, long-term equity awards granted to Messrs. Okerstrom, Dzielak and Pickerill in connection with the Company’s 2018 annual compensation review, as well as the initial restricted stock unit award granted to Mr. Kern in August 2018, which are discussed below in the section titled “Compensation Program Elements-Equity Compensation.”

Expedia Group also regularly uses non-customized survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “Role of Peer Groups, Surveys and Benchmarking.”

Role of Stockholder Say-on-Pay Votes

Expedia Group provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (“say-on-pay”), which reflects the preference expressed by our stockholders in 2017 with respect to the frequency of the say-on-pay vote (“say-on-frequency”). At Expedia Group’s annual meeting of stockholders held in June 2017, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committees believe that the vote reflected stockholder support of Expedia Group’s approach to executive compensation, and, as such, did not make changes based on the 2017 vote. Stockholders will again have an opportunity to cast a say-on-pay vote at the Company’s 2020 annual meeting of stockholders. Expedia Group management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committees will continue to consider stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s executive officers.

Role of Peer Groups, Surveys and Benchmarking

Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information, when available, in connection with its recommendations to the Compensation Committees regarding compensation for executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors; and

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

•	direct industry competitors,

•	non-industry companies with which Expedia Group commonly competes for talent (including both regional and national competitors), and

•	data regarding compensation levels for all our employees.

In light of his role as both Chairman and Senior Executive of Expedia Group, a separate peer group comprised of executives in broadly comparable roles is considered with respect to Mr. Diller’s compensation.

When available, management considers competitive market compensation paid by other peer group companies, but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the executive officers.

In addition, we review each of our peer groups annually. For both 2018 and 2019, we engaged Compensia to conduct an initial review and make recommendations regarding peer group changes. In each case, the Compensation Committees then considered any proposed changes prior to approving the peer groups for the upcoming year.

2018 Peer Groups

In connection with the Compensation Committees’ approval of executive officer base salary and equity compensation during 2018, which is discussed below in the sections titled “Compensation Program

Elements-Base Salary” and “Compensation Program Elements-Equity Compensation,” data regarding compensation for comparable executive officer positions at the following peer companies were considered:

Executive Officer Peer Group (other than Chairman/Senior Executive):

Activision Blizzard, Inc.	Marriott International Inc.
Booking Holdings, Inc.	Netflix, Inc.
Adobe Systems Incorporated	PayPal Holdings, Inc.
Alliance Data Systems Corporation	salesforce.com, inc.
eBay, Inc.	TripAdvisor, Inc.
Electronic Arts Inc.	Vmware, Inc
First Data Corporation	Wyndham Worldwide Corporation
Hilton Worldwide Holdings, Inc.	Zillow Group, Inc.
Intuit Inc.

Chairman/Senior Executive Peer Group:

Booking Holdings, Inc.	Marriott International, Inc.
Charles Schwab	News Corporation
DISH Network Corporation	Twitter, Inc.
Host Hotels & Resorts, Inc.	Starbucks Corporation
Hyatt Hotels Corporation	Zillow Group, Inc.

2019 Peer Groups

In connection with the Compensation Committee’s approval of executive officer cash bonuses for 2018, which were approved in the first quarter of 2019 and are discussed below in the section titled “Compensation Program Elements-Cash Bonuses,” the Compensation Committee considered data from the same peer groups other than the following changes the removal of Wyndham Worldwide Corporation, Adobe Systems Incorporated and Netflix, Inc. from the executive officer peer group as they no longer represented suitable comparisons in terms of size, in the cases of Adobe and Netflix due to their growth, and, in the case of Wyndham, due to a recent corporate restructuring.

Compensation Program Elements

General

The primary elements of the executive compensation program are base salary, cash bonus, equity compensation and, in certain instances, perquisites and other benefits. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level and have therefore avoided adopting strict formulas and relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all factors the Committees consider relevant.

Following recommendations from management, the Compensation Committees may adjust compensation for executive officers at other times during the year including when executives are hired or appointed, when there are significant changes in their responsibilities, in connection with their entry into new or extended employment agreements, or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within Expedia Group and similarly situated executives at comparable companies. Mr. Kern does not receive a base salary from the Company.

Base salary is typically reviewed annually, at the time of the executive’s hire, promotion or expansion in responsibilities, or entry into a multi-year employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself, the Chairman/Senior Executive and the Vice Chairman.

2018 Annual Compensation Review. In March 2018, the Compensation Committee approved an increase in Mr. Pickerill’s base salary from $450,000 to $525,000, reflecting his performance since initially being appointed as the Company’s Executive Vice President and Chief Financial Officer in September 2017, and an increase in Mr. Dzielak’s base salary from $600,000 to $700,000 in connection with his entry into a new employment agreement that is described below in the section titled “Other 2018 Compensation Approvals-New Employment Agreement for Mr. Dzielak.” Base salaries for Messrs. Diller and Okerstrom remained unchanged. Other than Messrs. Pickerill and Dzielak, the Compensation Committee did not approve any changes to the base salaries of the named executive officers in connection with the 2018 annual compensation review.

Annual Cash Bonuses

Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive, Vice Chairman and the Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion, expansion in responsibilities, or entry into a multi-year employment agreement, and generally take into account the scope of an executive’s responsibilities and comparative market data. Mr. Dzielak has a target cash bonus of 100% of his base salary and Mr. Pickerill has a target cash bonus of 80% of his base salary. Messrs. Diller and Okerstrom do not have target cash bonus percentages as their base salaries tend to be lower than executives in comparable roles and their annual bonus payments are highly variable. Mr. Kern has not received a salary or cash bonus since his appointment as an executive officer of the Company. Bonus target percentages for executives other than the Chairman/Senior Executive, Vice Chairman and the Chief Executive Officer are reviewed each year by the Chief Executive Officer with the approval of the Chairman/ Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executive officers upon hire or existing executive officers upon promotion. Expedia Group utilizes new hire bonuses to help attract highly skilled executives to Expedia Group and to offset an executive’s loss of incentive compensation from a prior employer.

When approving annual bonuses for executive officers, the Compensation Committee takes into account a variety of factors, including:

•	Expedia Group’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer and Chairman/Senior Executive, which do not include recommendations regarding their own compensation.

2018 Annual Cash Bonuses. On February 28, 2019, the Compensation Committee approved cash bonuses for each individual named executive officer, other than Mr. Kern, relating to performance in 2018. The Committee considered a variety of factors when approving 2018 bonuses, including the factors noted above, as well as the following financial and operational considerations:

•

Financial Performance: The Company’s 2018 full-year financial performance included a 12% increase in revenue, a 15% increase in adjusted EBITDA, and a 35% increase in adjusted earnings per share growth, in each case as compared with the prior-year period.

•

Strategic Initiatives: The Company’s launch of a new Expedia Group identity and alignment around new purpose, vision, guiding principles and strategic imperatives, including a focus on expansion efforts in identified priority markets, and Expedia Group platform capabilities.

•

Lodging Portfolio Growth: The Company accelerated the expansion of its supply footprint and functionality, including adding approximately 200,000 new properties and integrating an additional 218,000 HomeAway properties, pushing the total property count on the Expedia Group platform to over 1 million.

The Compensation Committee also took into account the relative contributions made by each named executive officer during the year, including: (i) with respect to Mr. Diller, his role in providing strategic direction for the Company overall, (ii) with respect to Mr. Okerstrom, his leadership role and strategic vision, (iii) with respect to Mr. Dzielak, his temporary oversight of the Company’s Human Resources function and ongoing oversight of the Company’s legal and regulatory functions in a dynamic and evolving landscape, and (iv) with respect to Mr. Pickerill, his effective management of the Company’s finance organization. Based on these considerations (and in the cases of Messrs. Dzielak and Pickerill, their higher base salary levels), the 2018 bonus to each of the named executive officers receiving such bonuses was significantly higher than the prior year.

Executive officer bonuses tend to be variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual factors including performance, changes in responsibilities or base salaries and target bonus percentages. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company’s goals.

The cash bonuses described above are reflected in the “Bonus” column of the table titled “2018 Summary Compensation Table” in the section below titled “Executive Compensation.”

Equity Compensation

Equity compensation is designed to align executive compensation with the interests of stockholders and the long-term performance of Expedia Group. Equity compensation awards link compensation to financial performance because the value of equity awards ultimately depends on Expedia Group’s stock price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

Equity awards are typically granted to executive officers upon hire, promotion, in connection with the Company’s annual compensation review or entry into a multi-year employment agreement. Until 2019, stock option awards were generally utilized as Expedia Group’s primary equity compensation vehicle for executives, but restricted stock units were also utilized from time to time at the time of hire to replace forfeited equity of a prior employer and pursuant to individually negotiated arrangements and special circumstances. In connection with the 2017 annual compensation review process, the Company introduced a new program that permitted employees below senior management levels to elect to receive equity compensation in the form of stock options, restricted stock units, or a combination of both and the equity choice program was expanded to include senior executives of the Company, other than the Chairman and Chief Executive Officer, in connection with the 2018 annual compensation review process. In 2019, the Company transitioned to the use of restricted stock units as the primary equity compensation vehicle for all employees, including executives. The transition was made in part as a response to the preferences expressed by employees under the equity choice program and in order to ensure the Company remains competitive in recruiting, motivating and retaining talented executives and employees. We expect to continue to evaluate the appropriate form of equity-based incentive awards as market conditions evolve.

Annual Review Equity Award Process. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees approve these awards is generally scheduled several months in advance and timed to occur after the public disclosure of Expedia Group’s prior year financial statements.

The Compensation Committees review various factors considered by management when establishing Expedia Group’s equity grant pool, including:

•	Expedia Group’s business and financial performance, including year-over-year performance;

•	dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding award values.

For specific grants to executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive;

•	the overall size of the equity grant pool;

•	award value relative to other Company executives;

•	the value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, where comparable; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself, the Chairman/Senior Executive and the Vice Chairman.

After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers and the Compensation Committee decides whether to approve grants of equity compensation to non-executive officers. The annual corporate performance factors relevant to setting bonus amounts, while considered, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.

In March 2018, the Company completed its 2018 annual compensation review process and, based on management’s recommendation, the Compensation Committees approved the following compensation matters for the named executive officers:

2018 Annual Review Equity Awards. The Section 16 Committee granted 81,004 stock options to Mr. Dzielak (as well as an award of 12,747 restricted stock units in connection with Mr. Dzielak’s entry into a new employment agreement, which is described in the section titled “Other 2018 Compensation Approvals—New Employment Agreement for Mr. Dzielak”). Having elected to receive his 2018 annual review equity compensation in the form of both stock options and restricted stock units under the Company’s equity choice program, the Section 16 Committee granted Mr. Pickerill 40,502 stock options and 10,125 restricted stock units. The 2018 annual review stock options and restricted stock units vest annually over four years and the stock options have a $104.50 exercise price (the closing price of the Company’s common stock on the grant date) and a seven-year term. Mr. Diller did not receive a 2018 annual review equity award. In approving equity awards, the Section 16 Committee considered, with input from the Chief Executive Officer, the individual performance of Messrs. Dzielak and Pickerill and their long-term importance to the execution of the Company’s strategic plans, as well as the factors described above in relation to the establishment of the Expedia Group-wide equity grant pool and specific equity award grants.

2018 Special Long-Term Equity Awards. The Section 16 Committee also approved the following long-term equity awards to Messrs. Okerstrom, Dzielak and Pickerill:

•

200,000 stock options granted to Mr. Okerstrom that vest 100% on the fourth anniversary of the grant date, and 40,502 stock options granted to each of Messrs. Dzielak and Pickerill that vest 50% on each of the second and fourth anniversaries of the date of grant, subject in all cases to the executive’s continued employment with the Company (the “2018 Cliff Vest Options”); and

•

200,000 stock options granted to Mr. Okerstrom and 51,280 stock options granted to each of Messrs. Dzielak and Pickerill, with 50% of each grant subject to the satisfaction of a stock price goal of $200 on September 15, 2021 (a 91% increase to the closing price of Expedia Group’s common stock on the date of grant), and with the remaining 50% of each grant subject to the satisfaction of a stock price goal of $180 on September 30, 2021 (a 72% increase to the closing price of Expedia Group’s common stock on the date of grant), with satisfaction of the stock price goal in each case measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding the applicable vest date (the “2018 Performance Options” and together with the Cliff Vest Options, the “2018 Special Stock Option Awards”).

The exercise price for the 2018 Special Stock Option Awards is $104.50 per share (the closing price of Expedia Group’s common stock on the date of grant), and each stock option has a seven-year term. The Company engaged Compensia to evaluate various long-term incentive alternatives and make recommendations to the Committees. In finalizing the structure of the 2018 Special Stock Option Awards, the Committees took into account a variety of factors, including the factors noted above with respect to the 2018 Annual Review Equity Awards, as well as:

•	the desire to retain the executives’ services for the long-term, as reflected in the extended vesting schedule for both service-based and performance-based awards;

•	alignment of performance-based compensation for senior executives with performance-based compensation of the Chief Executive Officer;

•

the additional incentive to create significant stockholder value by virtue of the stock price performance goals applicable to the 2018 Performance Options, which represented significant increase in the Company’s stock price over the then current market price; and

•

the Committees’ substantial desire to retain the services of key executives for the long-term, as reflected in the extended vesting schedule for both the 2018 Cliff Vest Options and the 2018 Performance Options.

The 2018 equity grants to the named executive officers described above are reflected in the table titled “2018 Grants of Plan- Based Awards” in the section below titled “Executive Compensation.”

Other Compensation

In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•

401(k) Match: All domestic Expedia Group employees, including executives, who participate in Expedia Group’s 401(k) Retirement Program are eligible for Company matching contributions. Expedia Group matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•

Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including aircraft jointly owned by Expedia Group and IAC. Pursuant to Company policy, Mr. Diller is required to travel on corporate aircraft for business and personal purposes, and the Company’s Chief Executive Officer and other senior executives are encouraged to travel on corporate aircraft for business and personal purposes when doing so would serve the interests of the Company. In addition to serving general security interests, this means of travel permits Mr. Diller and other executives to travel non-stop and without delay, to remain in contact with Expedia Group while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are furthered on both business and personal flights, as Mr. Diller and other executives typically provide services to Expedia Group while traveling in either case. Nonetheless, the incremental cost to Expedia Group of executive’s travel for personal purposes during 2018 is reflected as compensation from Expedia Group, and is taken into account in establishing executive’s overall compensation package. For personal use of Company-owned aircraft during 2018, Mr. Okerstrom reimbursed the Company an amount permitted under applicable rules of the Federal Aviation Administration for his personal use of the aircraft. See the disclosure under the section “Relationships Involving Significant Stockholders, Named Executives and Directors-Relationships Involving Mr. Okerstrom.”

In addition, in light of Mr. Diller’s senior role at both companies, Expedia Group and IAC have agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Expedia Group and IAC each cover 50% of the costs, which reflects the current allocation of actual time spent by Mr. Diller between the two companies.

Other 2018 Compensation Approvals

New Employment Agreement for Mr. Dzielak. On March 2, 2018, the Compensation Committee approved the terms of, and on the same day, the Company entered into, an amended and restated employment agreement with Mr. Dzielak. Mr. Dzielak’s prior employment agreement expired on March 2, 2018. Pursuant to the amended and restated employment agreement: (i) Mr. Dzielak’s employment with the Company may be terminated at any time with or without cause or notice, (ii) his annual base salary was increased from $600,000 to $700,000, effective as of February 26, 2018, and (iii) his target bonus remained unchanged at 100% of his base salary. In connection with his entry into the new employment agreement, the Section 16 Committee also approved a grant of 12,747 restricted stock units that will vest annually over four years, subject to his continued service with the Company. These arrangements were intended to further encourage Mr. Dzielak’s long term commitment to the Company in light of his significant knowledge of, and experience managing, the various legal and regulatory issues relevant to the travel industry generally, and the Company and its businesses specifically. The severance provisions of Mr. Dzielak’s new employment agreement are described below in the section titled “Severance.”

Initial Equity Award For Mr. Kern. On August 17, 2018, the Section 16 Committee approved an award of 50,000 restricted stock units to Mr. Kern in connection with his appointment to the Vice Chairman role. The restricted stock units vest 100% on the third anniversary of June 20, 2018 (i.e., the date of his appointment as Vice Chairman), subject to Mr. Kern’s continued employment with the Company. To assist the Section 16 Committee, the Company engaged Compensia to evaluate various long-term incentive alternatives and in finalizing the structure of Mr. Kern’s award, the Section 16 Committee took into account a variety of factors, including:

•	comparative compensation data, to the extent available;

•	alignment with the performance-based equity compensation of the Chief Executive Officer;

•	Mr. Kern’s participation in the strategic oversight of the Company;

•	the desire to retain Mr. Kern’s services for the long-term, as reflected in the extended vesting schedule; and

•	the fact that Mr. Kern was not expected to receive a salary or cash bonus compensation.

Other Executive Compensation Practices and Policies

Stock Ownership Policy

To further align the interests of Expedia Group senior management and Expedia Group stockholders, the Company has adopted a Stock Ownership Policy that specifies a number of shares that the Chief Executive Officer and members of the Company’s senior leadership team (other than the Chairman and Vice Chairman) are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position (the “Ownership Target Date”). Unexercised stock options and unvested restricted stock units are not counted toward compliance with the minimum stockholding target.

The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested restricted stock units until they have met their stockholding target. “Net shares” are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the Policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage may be increased until they have met their minimum stockholding target. The Stock Ownership Policy minimum stockholding target is 200,000 shares for Mr. Okerstrom and 60,000 shares for Messrs. Dzielak and Pickerill. Messrs. Okerstrom, Dzielak and Pickerill have not met their respective Ownership Targets and are therefore required to retain 25% of the net shares received from any exercised options or vesting of restricted stock unit awards.

Hedging Policy

The Expedia Group, Inc. Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia Group securities or the purchase, sale or issuance of options or rights relating to Expedia Group securities. This prohibition extends to various forms of hedging or monetization transactions.

Incentive Compensation Clawback Policy

In March 2018, the Expedia Group Board of Directors adopted, and delegated authority to the Compensation Committee to administer, an Incentive Clawback Policy that applies to compensation granted to current and former executives after January 1, 2018. The Incentive Clawback Policy provides that in the event of either (i) a material accounting restatement resulting from material noncompliance with financial reporting requirements, or (ii) misconduct that involves a material violation of law or the Company’s policies resulting in significant harm to the Company, the Compensation Committee is authorized to recover any excess incentive compensation that was received by certain employees, including current and former executive officers, taking into account such factors as the Compensation Committee deems appropriate. In addition, equity award agreements for all employees, including the named executive officers, provide for the recovery of equity-based compensation realized during the two years prior to an employee’s termination of employment for cause.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s applicable named executives. Prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) this limitation generally did not apply to compensation that met the tax code requirements for “qualifying performance-based” compensation. Following enactment of the Tax Act, we generally expect that compensation paid to our applicable executive officers in excess of $1 million will not be deductible, subject to an exception for specified compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that meets the requirement for grandfathered treatment. Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia Group for tax purposes of certain airplane-related costs. The Compensation Committees intend to continue to consider the potential impact of Section 162(m) on compensation decisions, but believe that stockholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Change in Control

Under the Expedia Group, Inc. Fourth Amended and Restated 2005 Stock and Annual Incentive Plan (the “Expedia Group 2005 Plan”), the named executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia Group. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.

For a description and quantification of these change in control benefits, please see the section below titled “Executive Compensation-Potential Payments Upon Termination or Change in Control.”

Severance

Employment Agreements. Each of Messrs. Okerstrom, Dzielak and Pickerill have employment agreements with Expedia Group pursuant to which, in the event of a qualifying termination and subject to the executive executing a release of claims agreement:

•

Expedia Group will continue to pay base salary to (i) Messrs. Okerstrom and Pickerill through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Okerstrom only) and 12 months, and (ii) to Mr. Dzielak for 12 months, except that Expedia Group may, at its sole discretion, choose to extend the payment period to 18 months (whether 12 or 18 months, the “Dzielak Continuation Period”), in each case payable in equal biweekly installments and provided that such payments will be offset by any amount earned by the executive from another employer during the relevant period;

•

Expedia Group will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs, payable in a lump sum at the time such annual bonus would otherwise have been paid;

•

Expedia Group will pay an amount equal to COBRA health insurance coverage for a period of 12 months for Messrs. Okerstrom and Pickerill and for the Dzielak Continuation Period for Mr. Dzielak, in each case payable in a lump sum;

•

except as described below with respect to certain long-term incentive stock option awards, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually will be treated as though such awards vested annually; and

•

Messrs. Okerstrom, Dzielak and Pickerill will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

Non-Competition & Non-Solicitation Provisions. Messrs. Okerstrom, Dzielak and Pickerill will be restricted from competing with the Company and from soliciting Company employees and business partners during a period following termination of their employment for any reason. For Messrs. Okerstrom and Pickerill the applicable period is the longer of the term of their employment agreement and eighteen months, and in the case of Mr. Dzielak it is the Dzielak Continuation Period.

Offset Provisions. Any cash payments made in connection with the severance provisions described above will be offset by any cash amounts earned from another employer during the applicable time period.

Equity Award Agreements. Upon an executive’s termination of employment by the Company without cause (other than by reason of death or disability) or resignation by the executive for good reason, certain equity grants vest on a pro rated basis for each full month from the date of grant to the applicable termination date (or, in the case of Messrs. Okerstrom and Kern only, the first anniversary of the termination date) and, in the case of such equity awards subject to satisfaction of a stock price goal, subject to the achievement of such stock price goal. Equity awards with special monthly pro-rated severance provisions include:

•	performance-based and service-based stock options granted to Mr. Okerstrom on March 7, 2016;

•	performance-based options granted to Mr. Okerstrom on September 15, 2017;

•	2018 Performance-Based Options granted to Messrs. Okerstrom, Dzielak and Pickerill;

•	2018 Cliff-Vest Options granted to Messrs. Dzielak and Pickerill; and

•	cliff-vest restricted stock units granted to Mr. Kern on August 17, 2018.

The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

Compensation Committee Report

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in the Company’s 2019 proxy statement.

Members of the Compensation Committee:

Chelsea Clinton (current member and Chair)

Craig A. Jacobson (current member; Co-Chair through September 10, 2019)

Jonathan L. Dolgen (member and Co-Chair through June 2019)

Pamela L. Coe (member through July 2019)

Members of the Section 16 Committee*:

Jonathan L. Dolgen (member and Co-Chair through June 2019)

Craig A. Jacobson (member and Co-Chair)

Chelsea Clinton (member and Co-Chair from June 2019)

*	The Board of Directors disbanded the Section 16 Committee, effective July 26, 2019.

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The table below sets forth certain information regarding the total compensation earned by our named executive officers in 2018, as well as equity awards made to our named executive officers during 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Barry Diller	2018	465,000	2,500,000	—	—	652,100	3,617,100
Chairman and Senior Executive	2017	465,000	1,000,000	—	6,840,950	560,895	8,866,845
	2016	465,000	1,000,000	—	6,465,841	618,785	8,549,626

Peter M. Kern	2018	43,764	—	6,809,927	—	45,000	6,898,691
Vice Chairman (appointed June 2018)

Mark D. Okerstrom	2018	1,000,000	3,000,000	—	9,078,946	10,616	13,089,562
President and Chief Executive Officer (former Chief Financial Officer)	2017	824,039	1,250,000	3,480,000	25,158,318	8,100	30,720,457
	2016	750,000	750,000	—	16,632,057	54,333	18,186,390

Robert J. Dzielak	2018	680,769	925,000	1,295,223	4,290,208	5,788	7,196,988
Chief Legal Officer and Secretary	2017	595,193	600,000	—	2,007,402	5,683	3,208,278
	2016	575,000	575,000	—	2,031,978	5,683	3,187,661

Alan R. Pickerill	2018	510,577	512,500	1,028,801	3,253,570	7,087	5,312,535
Executive Vice President, Chief Financial Officer, and Treasurer (appointed September 2017)	2017	346,654	325,000	—	2,009,143	6,202	2,686,999

(1)

The amounts in the Salary column reflect base salary earned during the relevant fiscal year, other than for Mr. Kern. For Mr. Kern, the amount in the Salary column reflects fees for his services as a non-employee director from January 1, 2018 to June 20, 2018 under the Company’s non-employee director compensation program.

(2)	The amounts in the Bonus column reflect annual cash bonuses paid to named executive officers for performance in the relevant fiscal year.
(3)

Reflects aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. For Mr. Kern, the amounts in the Stock Awards column reflect the sum of RSUs awarded for his service as a non-employee director on June 1, 2018 and RSUs awarded on August 17, 2018 following his appointment as Vice Chairman. For details regarding the assumptions used to calculate these amounts in 2018, see footnote 4 to the table below titled, “2018 Grants of Plan-Based Awards.”

(4)	Additional information regarding certain components of amounts reflected in the “All Other Compensation” is as follows:

	Barry Diller	Peter M. Kern	Mark D. Okerstrom	Robert J. Dzielak	Alan R. Pickerill
Corporate Aircraft(a)	$598,016	—	—	—	—
401(k) Company Match(b)	—	—	$7,096	$5,788	$7,087
Miscellaneous(c)	$54,084	$45,000	$3,520	—	—

(a)

Reflects the incremental cost to Expedia Group for personal use of corporate aircraft jointly owned by each of Expedia Group and IAC (or charter aircraft in the event the jointly-owned aircraft are temporarily unavailable). In 2018, the incremental cost to Expedia Group for Messrs. Diller’s and

Okerstrom’s personal use of these aircraft is based on the average variable operating cost to Expedia Group. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including repositioning flights, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft. For personal use of the corporate aircraft during 2018, Mr. Okerstrom reimbursed the Company an amount permitted under Federal Aviation Administration regulations for his personal use of the aircraft. Executive officers occasionally have family members or other guests accompany them on business and personal trips, at minimal incremental cost to the Company. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to such executive officers, the amount of which is calculated in accordance with applicable IRS regulations. See the section above titled “Compensation Discussion and Analysis- Compensation Program Elements-Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by executive officers.
(b)

Represents matching contributions of Expedia Group under the Company’s 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2018, Expedia Group matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.

(c)

For Mr. Diller, “Miscellaneous” represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. In connection with the IAC/Expedia Group Spin-Off, Expedia Group and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia Group and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. In 2018, Expedia Group and IAC covered 50% and 50% of these costs, respectively. For Mr. Okerstrom, “Miscellaneous” represents the cost of certain personal security services paid by the Company for Mr. Okerstrom and his family when traveling outside of the U.S. For Mr. Kern, “Miscellaneous” represents the cash compensation received for service on the trivago N.V. Supervisory Board in 2018.

2018 Grants of Plan-Based Awards

During fiscal year 2018, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards and RSU awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(#)(3)	Grant Date Fair Value of Awards ($)(4)
Peter M. Kern-Director RSUs(1)	06/01/2018	—	—	120.02	2,065	249,927
Peter M. Kern-Cliff-Vest RSUs(1)	08/17/2018	—	—	131.03	50,000	6,560,000
Mark D. Okerstrom-Cliff-Vest Options	03/02/2018	200,000	104.50	104.50	—	5,118,946
Mark D. Okerstrom- Performance Options	03/02/2018	200,000	104.50	104.50	—	3,960,000
Robert J. Dzielak-Incremental Vesting Options	03/02/2018	81,004	104.50	104.50	—	2,073,276
Robert J. Dzielak-Cliff-Vest Options	03/02/2018	40,502	104.50	104.50	—	1,201,588
Robert J. Dzielak-Performance Options	03/02/2018	51,280	104.50	104.50	—	1,015,344
Robert J. Dzielak-Incremental Vesting RSUs	03/02/2018	—	—	104.50	12,747	1,295,223
Alan R. Pickerill-Incremental Vesting Options	03/02/2018	40,502	104.50	104.50	—	1,036,638
Alan R. Pickerill-Cliff-Vest Options	03/02/2018	40,502	104.50	104.50	—	1,201,588
Alan R. Pickerill-Performance Options	03/02/2018	51,280	104.50	104.50	—	1,015,344
Alan R. Pickerill-Incremental Vesting RSUs	03/02/2018	—	—	104.50	10,125	1,028,801

(1)

Mr. Kern received the Director RSU award for his service as a non-employee director under the Company’s non-employee director compensation program on June 1, 2018, and received the Cliff-Vest RSU award following his appointment as Vice Chairman on June 20, 2018.

(2)

All options have a seven-year term and all options, other than the Performance Options and the Cliff-Vest Options granted to Messrs. Okerstrom, Dzielak and Pickerill on March 2, 2018, vest equally on February 15 in each of the first four years following the date of grant. The Performance Options granted on March 2, 2018 to Messrs. Okerstrom, Dzielak and Pickerill are subject to the following vesting schedule: 50% of each grant is subject to the satisfaction of a stock price goal of $200 on September 15, 2021 and the remaining 50% of each grant is subject to the satisfaction of a stock price goal of $180 on September 30, 2021, with satisfaction of the stock price goal in each case measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding the applicable vest date. The Cliff-Vest Options granted on March 2, 2018 to Mr. Okerstrom vest 100% on the fourth anniversary of the grant date. The Cliff-Vest Options granted on March 2, 2018 to Messrs. Dzielak and Pickerill vest 50% on each of the second and fourth anniversaries of the date of grant. In each case, vesting is also subject to the continued employment of the optionee with the Company.

(3)

Represents the number of shares of Expedia Group common stock to be issued upon satisfaction of the conditions to vesting, without taking into account shares withheld to cover taxes, if any. The Incremental Vesting RSUs awarded on March 2, 2018 to Mr. Dzielak and to Mr. Pickerill vest annually over four years subject to the executive’s continued employment with the Company. The Director RSUs awarded to Mr. Kern on June 1, 2018 vest in three equal installments commencing on the first anniversary of the grant date, subject to his continued service with the Company. The Cliff-Vest RSUs awarded on August 17, 2018 to Mr. Kern vest 100% on June 20, 2021, subject to his continued employment or service with the Company.
(4)

These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. For stock options, reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, except for Performance Options granted to Messrs. Okerstrom, Dzielak and Pickerill on March 2, 2018, each of which uses the Monte Carlo valuation model. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. For option awards granted to the named executive officers during 2018, the Black-Scholes and Monte Carlo option pricing model assumptions were as follows:

	Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Mark D. Okerstrom-Cliff-Vest Options	03/02/2018	3.50	2.43	32.33	1.15
Robert J. Dzielak and Alan R. Pickerill-Cliff-Vest Options	03/02/2018	4.40	2.54	33.88	1.15
Mark D. Okerstrom, Robert J. Dzielak and Alan R. Pickerill-Performance Options	03/02/2018	5.29	2.64	35.42	0.85
Robert J. Dzielak and Alan R. Pickerill-Incremental Vesting Options	03/02/2018	3.50	2.43	32.33	1.15

Outstanding Equity Awards at 2018 Year-End

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2018. The market value of the RSUs is based on the closing price of Expedia Group common stock on the Nasdaq Stock Market on December 31, 2018, the last trading day of the year, which was $112.65.

		Option Awards						Stock Awards
								Equity Incentive Plan Awards:
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Barry Diller	03/13/2013	100,000	(2)	—		65.75	03/13/2020	—		—
	02/26/2014	100,000	(2)	—		78.52	02/26/2021	—		—
	02/27/2015	112,500		37,500	(3)	91.75	02/27/2022	—		—
	02/25/2016	75,000		75,000	(3)	105.13	02/25/2023	—		—
	02/28/2017	37,500		112,500	(3)	119.04	02/28/2024	—		—

Peter M. Kern	06/01/2016	—		—		—	—	749	(9)	84,375
	03/06/2017	24,712		49,423	(14)	12.14	03/06/2024	—		—
	06/01/2017	—		—		—	—	1,159	(9)	130,561
	12/20/2017	—		125,520	(14)	7.17	12/20/2024	—		—
	06/01/2018	—		—		—	—	2,065	(9)	232,622
	08/17/2018	—		—		—	—	50,000	(13)	5,632,500

		Option Awards						Stock Awards
								Equity Incentive Plan Awards:
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark D. Okerstrom	02/28/2012	25,000	(4)	—		33.79	02/28/2019	—		—
	03/13/2013	100,000	(2)	—		65.75	03/13/2020	—		—
	02/26/2014	100,000	(2)	—		78.52	02/26/2021	—		—
	03/06/2014	50,000	(2)	—		74.71	03/06/2021	—		—
	02/27/2015	86,250		28,750	(3)	91.75	02/27/2022	—		—
	02/25/2016	57,500		57,500	(3)	105.13	02/25/2023	—		—
	03/07/2016	—		225,000	(5)	105.39	03/07/2023	—		—
	03/07/2016	—		175,000	(6)	105.39	03/07/2023	—		—
	02/28/2017	33,750		101,250	(3)	119.04	02/28/2024	—		—
	09/15/2017	75,000		225,000	(2)	142.13	09/15/2024	—		—
	09/15/2017	—		300,000	(7)	142.13	09/15/2024	—		—
	09/15/2017	—		—		—	—	25,000	(8)	2,816,250
	03/02/2018	—		200,000	(10)	104.50	03/02/2025	—		—
	03/02/2018	—		200,000	(12)	104.50	03/02/2025	—		—

Robert J. Dzielak	03/13/2013	35,232	(2)	—		65.75	03/13/2020	—		—
	02/26/2014	65,000	(2)	—		78.52	02/26/2021	—		—
	02/27/2015	48,750		16,250	(3)	91.75	02/27/2022	—		—
	02/27/2015	—		—		—	—	2,898	(3)	326,460
	02/25/2016	35,000		35,000	(3)	105.13	02/25/2023	—		—
	02/28/2017	17,500		52,500	(3)	119.04	02/28/2024	—		—
	03/02/2018	—		81,004	(3)	104.50	03/02/2025	—		—
	03/02/2018	—		40,502	(11)	104.50	03/02/2025	—		—
	03/02/2018	—		51,280	(12)	104.50	03/02/2025	—		—
	03/02/2018	—		—		—	—	12,747	(3)	1,435,950

Alan R. Pickerill	03/13/2013	500	(2)	—		65.75	03/13/2020	—		—
	02/26/2014	4,500	(2)	—		78.52	02/26/2021	—		—
	02/27/2015	4,225		2,125	(3)	91.75	02/27/2022	—		—
	02/25/2016	3,750		5,000	(3)	105.13	02/25/2023	—		—
	04/08/2016	—		—		—	—	1,085	(3)	122,225
	02/28/2017	3,442		10,326	(3)	119.04	02/28/2024	—		—
	09/15/2017	12,500		37,500	(2)	142.13	09/15/2024	—		—
	03/02/2018	—		40,502	(3)	104.50	03/02/2025	—		—
	03/02/2018	—		40,502	(11)	104.50	03/02/2025	—		—
	03/02/2018	—		51,280	(12)	104.50	03/02/2025	—		—
	03/02/2018	—		—		—	—	10,125	(3)	1,140,581

(1)	Represents the date on which the original grant was approved by the applicable compensation committee.
(2)	Options, or RSUs, as the case may be, vest in four equal annual installments commencing on the first anniversary of the grant date.
(3)	Options, or RSUs, as the case may be, vest in four equal installments commencing on February 15 in each of the first four years following the grant date.
(4)	Options vested in full on February 28, 2016, the fourth anniversary of the grant date.
(5)	Options vest in two equal installments on March 7, 2019 and March 7, 2021.

(6)

Options vest in full in one installment on September 30, 2021, subject to satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(7)

Options vest in full in one installment on September 15, 2021, subject to satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021.

(8)

RSUs vest in full in one installment on September 15, 2021, and are subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which goals have been satisfied.

(9)	RSUs vest in three equal installments commencing on the first anniversary of the grant date.
(10)	Options vest in full on March 2, 2022, the fourth anniversary of the grant date.
(11)	Options vest in two equal installments on March 2, 2020 and March 2, 2022.
(12)

Options vest in two equal installments: (a) 50% on September 15, 2021, subject to satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021; and (b) 50% on September 30, 2021, subject to satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(13)	RSUs vest in full on June 20, 2021.
(14)

Represents options to purchase American Depositary Shares of trivago N.V. granted pursuant to the trivago N.V. 2016 Omnibus Incentive Plan. Options vest in equal installments on each of the first three anniversaries of (i) January 3, 2017, for the option granted on March 6, 2017, or (ii) January 2, 2018, for the option granted on December 20, 2017.

2018 Option Exercises and Stock Vested

The following table provides information regarding Expedia Group stock options exercised by and Expedia Group restricted stock unit awards vested for the named executive officers during 2018.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Barry Diller	49,868	(4)	4,315,577	—	—
Peter M. Kern	—		—	2,105	252,642
Mark D. Okerstrom	—		—	2,846	366,622
Robert J. Dzielak	—		—	2,898	296,263
Alan R. Pickerill	—		—	543	55,511

(1)

Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia Group’s common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia Group’s common stock at exercise and the exercise price of the options.

(2)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(3)

Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia Group common stock on the Nasdaq Stock Market on the vesting date or if the vesting occurred on a day on which the Nasdaq Stock Market was closed for trading, the immediately preceding trading day.

(4)

Mr. Diller exercised options to purchase 49,868 shares of Expedia Group common stock, of which 8,834 shares were withheld and concurrently cancelled by the Company to cover the exercise price, and 20,479 shares were withheld and concurrently cancelled to cover tax obligations, with a net delivery of 20,555 shares. These options were granted to Mr. Diller in March 2011. Mr. Diller exercised the options in 2018 because the options were scheduled to expire. Mr. Diller holds the net shares acquired upon exercise.

Potential Payments Upon Termination or Change in Control

Certain of our employment agreements, compensation plans, and equity award agreements entitle some of our named executive officers to salary continuation, accelerated vesting of equity awards and other severance benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with Expedia Group under specified circumstances. These plans and agreements are described below as they apply to our named executive officers.

Employment Agreement Severance Provisions

Qualifying Termination. Each of Messrs. Okerstrom, Pickerill and Dzielak have entered into an employment agreement with Expedia Group, pursuant to which, in the event of such executive’s termination of employment by the Company without cause (other than by reason of his death or disability) or by the executive for good reason (together, a “Qualifying Termination”) and subject to the executive executing a release of claims agreement:

•

Expedia Group will continue to pay base salary to Messrs. Okerstrom and Pickerill through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Okerstrom only) and 12 months and to Mr. Dzielak for 12 months, except that Expedia Group may, at its sole discretion, choose to extend the payment period to 18 months (whether 12 or 18 months, the “Dzielak Continuation Period”), in each case payable in equal biweekly installments and provided that such payments will be offset by any amount earned by the executive from another employer during the relevant period;

•

Expedia Group will pay an amount equal to COBRA health insurance coverage for a period of 12 months for Messrs. Okerstrom and Pickerill and for the Dzielak Continuation Period for Mr. Dzielak in each case payable in a lump sum;

•

except as described below under “Okerstrom Long-Term Equity Awards” and “Dzielak/Pickerill Long-Term Equity Awards,” all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•

Messrs. Okerstrom, Pickerill and Dzielak will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

In addition, Messrs. Okerstrom, Pickerill and Dzielak will be restricted from competing with the Company and from soliciting Company employees and business partners during a period following termination of their employment for any reason. For Messrs. Okerstrom and Pickerill the applicable period is the longer of the term of their employment agreement and eighteen months, and in the case of Mr. Dzielak it is the Dzielak Continuation Period. Any cash payments made in connection with the severance provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period.

As defined in the Okerstrom, Dzielak and Pickerill employment agreements:

•

“Good reason” means the occurrence of any of the following without the executive’s consent (i) the Company’s material breach of any material provision of the executive’s employment agreement, (ii) the material reduction in the executive’s title, duties or reporting responsibilities, (iii) a material reduction in the executive’s base salary, or (iv) the relocation of the executive’s principal place of employment more than 50 miles outside of the Seattle metropolitan area, in each case, following a requisite notice and cure period in favor of the Company; and

•

“Cause” means the executive’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the executive’s employment agreement, (iv) willful or gross neglect of the material duties required by the executive’s employment agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest, subject to certain qualifications.

Messrs. Diller and Kern do not have an employment agreement with the Company.

Expedia Group 2005 Plan Change in Control Equity Acceleration

Pursuant to the Expedia Group 2005 Plan, in the event of a change in control, outstanding stock options and RSUs held by employees with a title of Senior Vice President or above, including each of our named executive officers, will become fully vested and, in the case of options, fully exercisable (“Single Trigger Event”). With respect to a Single Trigger Event, any restrictions applicable to restricted stock and RSUs will lapse, and RSUs will be considered earned and payable in full and will be settled in cash or shares of Expedia Group common stock as promptly as practicable, except to the extent such settlement must be delayed pursuant to the rules and regulations of Section 409A of the Code.

The Expedia Group 2005 Plan defines a “change in control” as follows:

•

another party, other than Mr. Diller, Liberty Expedia Holdings, Inc. or their respective affiliates, acquires the beneficial ownership of at least 50% of the Company’s outstanding voting stock, with certain exceptions;

•

the members of the Board as of the date the Expedia Group 2005 Plan was adopted by the Board (the “incumbent Board members”) cease to constitute a majority of the Board (with replacement directors that are endorsed by a majority of the Company directors who are incumbent Board members generally counting as incumbent Board members);

•

the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless (A) all or substantially all of the beneficial stockholders of the Company immediately prior to such Business Combination retain more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, (B) no person (excluding Mr. Diller, Liberty Expedia Holdings, Inc. and their respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from the Business Combination were incumbent members of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or

•	the Company’s stockholders approve the complete liquidation or dissolution of the Company.

Incremental Vesting Equity Awards

Other than new-hire grants or special equity awards, stock option and RSU awards to employees, including the named executive officers, have historically been subject to incremental vesting whereby 25% of the stock option or RSU award vests and, in the case of stock options, becomes exercisable in each of the four years following the grant, subject to continued service with us through each applicable vesting date (“Incremental Vesting Equity Awards”).

Each of our named executive officers other than Mr. Kern held Incremental Vesting Equity Awards that were unvested as of December 31, 2018. In the event of a change in control, these equity awards vest as described in the section above titled “Expedia Group 2005 Plan Change in Control Equity Acceleration”, and, if applicable, in the section above titled “Employment Agreement Severance Provisions” upon a Qualifying Termination.

Kern Equity Awards

Initial RSU Award. In connection with his appointment as Vice Chairman of the Company, Mr. Kern was granted an award of 50,000 restricted stock units on August 17, 2018, with a vest date of June 20, 2021, subject to Mr. Kern’s continued employment with the Company (the “2018 Kern Cliff-Vest RSUs”). In the event of a Qualifying Termination, or as a result of Mr. Kern’s death or disability, the 2018 Kern Cliff-Vest RSUs will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date. For the purposes of the 2018 Kern Cliff-Vest RSUs, “good reason” also includes Mr. Diller no longer serving as Chairman and Senior Executive Officer of the Company (or comparable positions of and executive leadership).

Director RSUs. Prior to his appointment as Vice Chairman of the Company, Mr. Kern was entitled to receive standard non-employee director compensation in accordance with the Company’s compensation policies and practices for the Board, which included annual grants of restricted stock units on June 1 that vest in equal installments on the first three anniversaries of the grant date, subject to Mr. Kern’s continued service as a member of the Board (the “Kern Director RSUs”). In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the Kern Director RSUs will vest in full. If Mr. Kern ceases to be a member of the Expedia Group Board of Directors or otherwise provide services to the Company, the Kern Director RSUs will be forfeited.

Okerstrom Long-Term Equity Awards

In addition to Incremental Vesting Equity Awards, Mr. Okerstrom has also received the long-term equity awards described below.

2016 Awards. On March 7, 2016, Mr. Okerstrom was granted the following long-term equity awards:

•

an award of 225,000 stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Okerstrom’s continued employment with the Company (the “2016 Okerstrom Cliff-Vest Options”); and

•

an award of 175,000 stock options that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021 (the “2016 Okerstrom Performance Options” and together with the 2016 Okerstrom Cliff-Vest Options, the “2016 Okerstrom Long-Term Stock Option Awards”).

The exercise price for the 2016 Okerstrom Long-Term Stock Option Awards is $105.39.

2017 Awards. On September 15, 2017, Mr. Okerstrom was granted the following equity long-term equity awards:

•

an award of 300,000 stock options with an exercise price of $142.13 that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021 (the “2017 Okerstrom Performance Options”); and

•	an award of 25,000 restricted stock units with a vest date of September 15, 2021, which was subject to the satisfaction of performance goals that were met, as determined by the Compensation Committee during the first quarter of 2018 (the “2017 Okerstrom Cliff-Vest RSUs” and together with the 2017 Okerstrom Performance Options, the “2017 Okerstrom Long-Term Equity Awards”).

2018 Awards. On March 2, 2018, Mr. Okerstrom was granted the following long-term equity awards, each with an exercise price of $104.50:

•

an award of 200,000 stock options that vest 100% on the fourth anniversary of the grant date, subject in all cases to the executive’s continued employment with the Company (the “2018 Okerstrom Cliff-Vest Options”); and

•

an award of 200,000 stock options that are subject to Mr. Okerstrom’s continued employment with the Company and, with 50% of the grant subject to the satisfaction of a stock price goal of $200 on September 15, 2021, and with the remaining 50% of the grant subject to the satisfaction of a stock price goal of $180 on September 30, 2021, with satisfaction of the stock price goal measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding the applicable vest date (the “2018 Okerstrom Performance Options” and together with the 2018 Okerstrom Cliff-Vest Options, the “2018 Okerstrom Long-Term Stock Option Awards”).

In the event of a Qualifying Termination, the 2016 Okerstrom Long-Term Stock Option Awards, the 2017 Okerstrom Performance Options and the 2018 Okerstrom Performance Options will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the 2016 Okerstrom Performance Options, the 2017 Okerstrom Performance Options and the 2018 Okerstrom Performance Options, subject to the achievement of the applicable stock price goal. In the event of a Qualifying Termination, the 2017 Okerstrom Cliff-Vest RSUs and the 2018 Okerstrom Cliff-Vest Options will vest as described above in the section titled “Employment Agreement Severance Provisions” for equity awards that vest less frequently than annually.

In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the 2016 Okerstrom Long-Term Stock Option Awards, the 2017 Okerstrom Long-Term Equity Awards, and the 2018 Okerstrom Long-Term Stock Option Awards will vest in full.

Dzielak and Pickerill Long-Term Equity Awards

In addition to Incremental Vesting Equity Awards, Messrs. Dzielak and Pickerill were each granted the following long-term equity awards on March 2, 2018, with an exercise price of $104.50:

•

40,502 stock options that vest 50% on each of the second and fourth anniversaries of the date of grant, subject in all cases to the executive’s continued employment with the Company (the “2018 Dzielak/Pickerill Cliff-Vest Options”); and

•

51,280 stock options, which are subject to the same performance goals discussed above with regard to the 2018 Okerstrom Long-Term Stock Option Awards (the “2018 Dzielak/Pickerill Performance Options” and together with the 2018 Dzielak/Pickerill Cliff-Vest Options, the “2018 Dzielak/Pickerill Long-Term Stock Option Awards”).

In the event of a Qualifying Termination, the 2018 Dzielak/Pickerill Long-Term Stock Option Awards will vest on a pro-rated basis for each full month from the date of grant to the termination date, in the case of the 2018 Dzielak/Pickerill Performance Options, subject to the achievement of the applicable stock price goal.

In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the 2018 Dzielak/Pickerill Long-Term Stock Option Awards will vest in full.

Estimated Potential Incremental Payments Upon Termination or Change in Control

The table below describes and quantifies certain amounts that would become payable to our named executive officers upon certain terminations of employment or change in control events, assuming that the relevant event occurred on December 31, 2018. These amounts, which exclude the effect of any applicable taxes, are based on:

•	the named executive’s base salary as of December 31, 2018;

•	the number of stock options or RSUs outstanding as of December 31, 2018; and

•	the closing price of Expedia Group common stock on December 31, 2018 ($112.65).

These amounts are estimates of the incremental amounts that would be paid out to the executive upon such relevant event. The actual amounts to be paid out can only be determined at the time of the relevant event, if any. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued but unpaid salary, will generally be payable to our named executives.

Name and Benefits	Qualifying Termination(1) ($)	Qualifying Termination & Stock Price Performance Goal Satisfied ($)	Change in Control(2) ($)
Barry Diller
Incremental Vesting Equity Awards	—	—	1,347,750

Total Estimated Incremental Value	—	—	1,347,750

Peter M. Kern
2018 Kern Cliff-Vest RSUs	2,816,250	—	5,632,500
Director RSUs	—	—	447,558

Total Estimated Incremental Value	2,816,250	—	6,080,058

Mark D. Okerstrom
Cash Severance (salary)	2,717,033	—	—
Health and Benefits	23,862	—	—
Incremental Vesting Equity Awards	817,075	—	1,033,275
2016 Okerstrom Cliff-Vest Options	1,429,313	—	1,633,500
2016 Okerstrom Performance Options(3)	—	866,408	1,270,500
2017 Okerstrom Cliff-Vest RSUs	1,408,125	—	2,816,250
2017 Okerstrom Performance Options(3)	—	—	—
2018 Okerstrom Cliff-Vest Options	407,500	—	1,630,000
2018 Okerstrom Performance Options(3)	—	834,421	1,630,000

Total Estimated Incremental Value	6,802,908	1,700,829	10,013,525

Robert J. Dzielak
Cash Severance (salary)(4)	1,051,923	—	—
Health and Benefits(4)	24,973	—	—
Incremental Vesting Equity Awards	1,321,633	—	3,025,417
2018 Dzielak Cliff-Vest Options	226,635	—	330,091
2018 Dzielak Performance Options(3)	—	213,775	417,932

Total Estimated Incremental Value	2,625,164	213,775	3,773,440

Alan R. Pickerill
Cash Severance (salary)	900,000	—	—
Health and Benefits	21,966	—	—
Incremental Vesting Equity Awards	491,905	—	1,674,910
2018 Pickerill Cliff-Vest Options	226,635	—	330,091
2018 Pickerill Performance Options(3)	—	213,775	417,932

Total Estimated Incremental Value	1,640,506	213,775	2,422,933

(1)

Qualifying Termination is described in the section above titled “Employment Agreement Severance Provisions - Qualifying Termination.” In the case of the 2018 Kern Cliff-Vest RSUs, also includes termination as a result of death or disability as well as Mr. Diller no longer serving as Chairman and Senior Executive Officer of the Company (or comparable positions of and executive leadership). “Health and Benefits” relates to the payment of an amount equal to COBRA health insurance coverage for a period of 12 months following termination of employment for Messrs. Okerstrom, Pickerill and Dzielak.

(2)	Upon a Change in Control (as defined in the Expedia Group 2005 Plan), all unvested equity awards held by the named executive officers vest in full.
(3)	Reflects incremental value of prorated vesting as of December 31, 2018. However, vesting of these options would remain subject to satisfaction of the applicable stock price goals.
(4)	The amount of Cash Severance (salary) and Health and Benefits for Mr. Dzielak assumes that Expedia Group has chosen to extend the Dzielak Continuation Period to 18 months.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the information below regarding the ratio of the annual total compensation of our median compensated employee to that of our Chief Executive Officer (the “CEO Pay Ratio”).

Identifying Our Median Compensated Employee

The SEC rules allow companies to identify the median employee whose compensation will be used for the annual total compensation calculation once every three (3) years provided that there have not been any changes in the company’s employee population or employee compensation arrangements that it is reasonably believed would result in a significant change in its pay ratio disclosure. While there were no changes in the Company’s employee population or employee compensation arrangements that it is reasonably believed would result in a significant change to the Company’s pay ratio, the median employee identified in 2017 was subsequently promoted making the employee no longer representative of the median. Therefore, in accordance with SEC executive compensation disclosure rules, we selected an employee whose compensation was substantially similar to our 2017 median employee based on the compensation measure used to select the 2017 median employee.

As previously disclosed, when determining our median compensated employee, we included the following compensation elements for our global employee population other than our President and Chief Executive Officer, including employees of our consolidated subsidiaries, as of November 1, 2017 (the “Determination Date”), using foreign exchange rates in effect on the Determination Date for non-domestic employees:

•

annual salary, which for hourly employees was calculated based on hourly rates and total scheduled 2017 hours as of the Determination Date, and for all other employees was calculated based on their salary in effect on the Determination Date;

•	annual cash bonus (including cash incentive plan payments), which was calculated based on an employee’s target percentage times base salary in effect on the Determination Date; and

•	equity-based compensation, which was calculated based on target equity award levels as of the Determination Date, taking into account an employee’s role and level.

On the Determination Date, our global employee population for purposes of the median employee determination was 22,152 employees (comprised of 10,227 domestic and 11,925 international employees), including full-time and part-time employees, interns, trainees, and fixed term contractors who are paid directly by the Company. This determination process identified in a median group consisting of several employees and a representative employee was selected from that group, taking into account demographic characteristics that best represent a typical Expedia Group employee, including tenure, location, role and responsibilities.

Median Employee’s Total 2018 Compensation

Having identified our median compensated employee, we then calculated that employee’s actual 2018 total annual compensation in accordance with the SEC’s requirements for reporting named executive officer compensation in the Summary Compensation Table, resulting in 2018 annual total compensation of $67,457.

CEO’s Total 2018 Compensation

For the purposes of the 2018 CEO Pay Ratio disclosure, we used Mr. Okerstrom’s 2018 total compensation as reported in the Summary Compensation Table, which was $13,089,562.

2018 CEO Pay Ratio

The ratio of Mr. Okerstrom’s annual total compensation for 2018 to the median employee annual total compensation, determined as described above, was 194:1.

Other Considerations

Long-term equity incentive awards account for $9,078,946 (approximately 69%) of Mr. Okerstrom’s total 2018 annual incentive compensation. Assuming his continued employment with Expedia Group through the applicable vesting dates, of Mr. Okerstrom’s 2018 long-term incentive awards:

•	$5,118,946 (39% of his total 2018 compensation) would vest in March 2022 at the earliest;

•

$2,141,000 (16% of his total 2018 compensation) would vest in September 2021 at the earliest, and then only if a stock price goal of $180 is met (a 72% increase to the closing price of Expedia Group’s common stock on the date of grant); and

•

$1,819,000 (14% of his total 2018 compensation) would vest in September 2021 at the earliest, and then only if a stock price goal of $200 is met (a 91% increase to the closing price of Expedia Group’s common stock on the date of grant).

The pay ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to our pay ratio.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

In general, the Company will enter into or ratify a “related person transaction” only when, pursuant to the Audit Committee Charter, it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). While we have no written policy, when a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.

The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Relationships Involving Significant Stockholders, Named Executive Officers and Directors

Relationships Involving Mr. Diller

Simultaneously with the entry into the Merger Agreement described below under “- Relationships Involving Expedia Group and Liberty Expedia”:

•

Barry Diller, The Diller Foundation d/b/a The Diller - von Furstenberg Family Foundation (the “Family Foundation”), Liberty Expedia and Expedia Group entered into an Exchange Agreement (the “Exchange Agreement”);

•

Expedia Group and Mr. Diller entered into a Second Amended and Restated Governance Agreement (the “New Governance Agreement”) and on August 8, 2019 the Family Foundation signed a joinder to certain sections of the New Governance Agreement;

•

Mr. Diller, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia entered into a Stockholders Agreement Termination Agreement, pursuant to which the former Stockholders Agreement between Mr. Diller and Liberty Expedia terminated on July 26, 2019, upon the closing of the Liberty Expedia Transaction; and

•

Mr. Diller, Expedia Group, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia entered into a Governance Agreement Termination Agreement, pursuant to which the Amended and Restated Governance Agreement, dated as of December 20, 2011, as amended, among Expedia Group, Liberty Expedia, Mr. Diller and certain wholly owned subsidiaries of Liberty Expedia (the “Former Governance Agreement”), terminated on July 26, 2019, upon the closing of the Liberty Expedia Transaction.

On July 26, 2019, pursuant to the Exchange Agreement, immediately prior to the closing of the Liberty Expedia Transaction, Mr. Diller and the Family Foundation exchanged with Liberty Expedia 5,523,452 shares of Expedia Group common stock, for the same number of shares of Class B common stock (such shares of Class B common stock, collectively, the “Original Shares”) held by Liberty Expedia. Immediately thereafter, the Liberty Expedia Transaction closed, in connection with which Liberty Expedia became an indirect wholly owned subsidiary of Expedia Group and was then merged into a wholly owned subsidiary of Expedia Group.

New Governance Agreement. Pursuant to the New Governance Agreement, Mr. Diller may exercise a right (the “Purchase/Exchange Right”) during the nine month period following the closing of the Liberty Expedia Transaction, to (1) exchange with Expedia Group (or its wholly owned subsidiary) an equivalent number of shares of Expedia Group common stock for, or (2) purchase from Expedia Group (or its wholly owned subsidiary), at a price per share equal to the average closing price of Expedia Group common stock for the five trading days immediately preceding notice of exercise, up to a number of shares of Class B common stock equal to 7,276,547 (any shares acquired pursuant to the Purchase/Exchange Right, the “Additional Shares”). The Purchase/Exchange Right may be exercised from time to time in whole or in part. Assuming the exercise in full by Mr. Diller of the Purchase/Exchange Right, the Original Shares and Additional Shares would collectively represent approximately 49% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the record date. The foregoing assumes that Mr. Diller exercises in full his right to acquire the Additional Shares solely by exchanging shares of Expedia Group common stock acquired in the open market (or otherwise, other than from Expedia Group). Were Mr. Diller to acquire the Additional Shares through cash purchases directly from Expedia Group (or its wholly owned subsidiary), the Original Shares and Additional Shares would collectively represent approximately 48% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the record date.

Prior to the transfer of any Additional Shares, a transferee must deliver a proxy granting Mr. Diller sole voting control over such shares and deliver a joinder agreement agreeing to be bound by certain terms of the New Governance Agreement. Subject to limited exceptions, any transferred Additional Shares over which Mr. Diller does not maintain sole voting control will be automatically converted into shares of Expedia Group common stock.

All Additional Shares will be automatically converted into shares of Expedia Group common stock immediately following the earliest of (a) Mr. Diller’s death or disability; (b) such time as Mr. Diller no longer serves as Chairman or Senior Executive of Expedia Group, other than as a result of his removal (other than for “cause” as defined in the New Governance Agreement) or failure to be nominated or elected when he is willing to serve in such position; and (c) aggregate transfers by Mr. Diller (or certain limited permitted transferees of Mr. Diller) of Original Shares exceeding 5% of the outstanding voting power of Expedia Group. Additionally, subject to limited exception, no current or future holder of Original Shares or Additional Shares may participate in, or vote in favor of, or tender shares into, any change of control transaction involving at least 50% of the outstanding shares or voting power of capital stock of Expedia Group, unless such transaction provides for the same per share consideration and mix of consideration (or election right) and the same participation rights for shares of Expedia Group common stock and Class B common stock. These requirements negotiated by the Special Committee and agreed to by Mr. Diller under the New Governance Agreement did not exist under the Former Governance Agreement.

The New Governance Agreement also provides that, at the first annual meeting of the Expedia Group stockholders following the closing of the Liberty Expedia Transaction and for which a preliminary proxy statement has not yet been filed prior to the closing of the Liberty Expedia Transaction, which is the 2019 Annual Meeting of Stockholders, Expedia Group will propose, and Mr. Diller will vote in favor of, a proposal to amend Expedia Group’s Certificate of Incorporation to reflect the aforementioned transfer restrictions and provisions providing for automatic conversion of certain shares of Expedia Group Class B common stock, as well as the restrictions in respect of certain change-of-control transactions, reflected in the New Governance Agreement, which proposal is included in this Proxy Statement as Proposal 2.

Relationships Involving Expedia Group and Liberty Expedia

Former Governance Agreement. During 2018 through July 26, 2019, Liberty Expedia (as assignee of Qurate Retail, Inc. (“Qurate”)) was a party to the Former Governance Agreement, which was terminated as to Liberty Expedia on July 26, 2019 upon the closing of the Liberty Expedia Transaction described below. Under the Former Governance Agreement, Liberty Expedia had the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board were not an even multiple of five) and had certain rights regarding committee participation, so long as Liberty Expedia satisfied certain stock ownership requirements. The Former Governance Agreement also provided Liberty Expedia with preemptive rights in connection with issuances and proposed issuances by Expedia Group of shares of Expedia Group common stock and Class B common stock that generally entitled it to purchase for cash a number of shares, subject to a cap, so as to maintain the same ownership interest in Expedia Group that Liberty Expedia held immediately prior to the issuance or proposed issuance. Upon the exercise by Liberty Expedia of its preemptive rights under the Former Governance Agreement, Expedia Group issued 269,646 shares of Expedia Group common stock to Liberty Expedia on September 17, 2018, at a price per share of $113.32 and an aggregate purchase price of approximately $31 million.

Liberty Expedia Transaction. On April 15, 2019, Expedia Group entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 5, 2019 (the “Merger Agreement”), with Liberty Expedia, LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Expedia Group (“Merger LLC”), and LEMS II Inc., a Delaware corporation and a wholly owned subsidiary of Merger LLC (“Merger Sub”), and certain other related agreements (the “Liberty Expedia Transaction”). The Merger Agreement provided for, among other things (i) the merger of Merger Sub with and into Liberty Expedia (the “Merger”), with Liberty Expedia surviving the Merger as a wholly owned subsidiary of Merger LLC, and (ii) immediately following the Merger, the merger of Liberty Expedia (as the surviving corporation in the Merger) with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger as a wholly owned subsidiary of Expedia Group.

Simultaneously with Expedia Group’s entry into the Merger Agreement, certain additional related agreements were entered into, including:

•

An Assumption and Joinder Agreement to Tax Sharing Agreement by and among Expedia Group, Liberty Expedia’s and Qurate, pursuant to which Expedia Group agreed to assume, effective at the closing of the Combination, Liberty Expedia’s rights and obligations under the Tax Sharing Agreement, dated as of November 4, 2016, by and between Qurate and Liberty Expedia;

•

An Assumption Agreement Concerning Transaction Agreement Obligations by and among Expedia Group, Liberty Expedia’s, Qurate and the Malone Group, pursuant to which Expedia Group agreed to assume, effective at the closing of the Combination, certain of Liberty Expedia’s rights and obligations under the Transaction Agreement which survive the termination of the Transaction Agreement; and

•

An Assumption and Joinder Agreement to Reorganization Agreement by and among Expedia Group, Liberty Expedia’s and Qurate, pursuant to which Expedia Group agreed to assume, effective at the closing of the Combination, Liberty Expedia’s rights and obligations under the Reorganization Agreement, dated as of October 26, 2016, by and between Qurate and Liberty Expedia.

On July 26, 2019, the Combination was completed. At the effective time of the Merger (the “Effective Time”), each share of Series A common stock, par value $0.01 per share, of Liberty Expedia (the “Liberty Expedia Series A common stock”) and Series B common stock, par value $0.01 per share, of Liberty Expedia (the “Liberty Expedia Series B common stock”) issued and outstanding immediately prior to the Effective Time (except for shares held by Liberty Expedia as treasury stock or held directly by Expedia Group) was converted into the right to receive a number of shares of Expedia Group common stock such that each holder of record of shares of Liberty Expedia Series A common stock or Liberty Expedia Series B common stock had the right to receive, in the aggregate, a number of shares of Expedia Group common stock equal to the product of the total number of shares of such series of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock held of record by such holder immediately prior to the Merger multiplied by an exchange ratio equal to 0.36, with such product rounded up to the next whole share of Expedia Group common stock. The total aggregate consideration payable in the Combination was approximately 20.7 million shares of Expedia Group common stock.

Relationships Involving Expedia Group and IAC

Overview. Since the completion of the IAC/Expedia Group Spin-Off in 2005, Expedia Group and IAC have been related parties since Mr. Diller exerts significant influence over both entities by virtue of his executive role at each company, his voting power at Expedia Group as described above, and the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding. In connection with and following the IAC/Expedia Group Spin-Off, Expedia Group and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, certain of which are described below.

Cost-Sharing Arrangements. Mr. Diller currently serves as Chairman and Senior Executive of both Expedia Group and IAC. Expedia Group and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (“Shared Costs”). Cost sharing arrangements in effect during 2018 provided that each of Expedia Group and IAC cover 50% of the Shared Costs, which both companies agree best reflects the current allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for personal use of cars and equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff. During 2018, IAC billed Expedia Group for costs in the amount of approximately $460,000 pursuant to these arrangements.

Aircraft Arrangements. Each of Expedia Group and IAC currently hold a 50% ownership interest in two aircraft that may be used by both companies. Pursuant to an amended and restated operating agreement, Expedia Group and IAC share capital costs relating to jointly-owned aircraft equally and operating costs are shared pro rata based on actual usage. These costs are generally paid by each company to third parties in accordance with the terms of the amended and restated operating agreement. Members of the aircrafts’ flight crews are employed by an entity in which each of Expedia Group and IAC has a 50% ownership interest. In 2018, total payments of approximately $2.5 million were made to this entity by Expedia Group.

At any time when Mr. Diller ceases to serve as Chairman of either Expedia Group or IAC, each party will have a put right with respect to its interest in the jointly-owned aircraft for which it is not the primary user (such determination based on relative usage of the aircraft in question during the 12 months immediately preceding such event), in each case at fair market value.

On April 13, 2017, each of Expedia Group and IAC paid 50% of the $29.8 million in total costs (purchase price and related costs) to acquire the newer of the two jointly-owned aircraft discussed above, which went into service in November 2017. Following that purchase, each company jointly-owned three aircraft. The aircraft acquired in 2017 replaced an older jointly-owned aircraft that was subsequently sold in February 2018, with each company receiving 50% of the $7.5 million net sale proceeds.

On April 4, 2019, Expedia Group and IAC entered into an agreement to jointly acquire a new corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), which will be split evenly between the two companies. Expedia Group and IAC have each paid $13.5 million in connection with their entry into the purchase agreement, and each company is due to make a subsequent payment of $9.1 million in December 2019, with their respective share of the balance due upon delivery of the new aircraft, which is expected to occur in late 2020 or early 2021.

Commercial Agreements. Since the spin-off from IAC, Expedia Group has continued to work with some of IAC’s businesses pursuant to a variety of commercial agreements, including a lease for IAC office space to Expedia Group. Expedia Group believes that these arrangements are ordinary course and have been negotiated at arm’s length. With the exception of the lease (pursuant to which IAC billed Expedia Group approximately $310,000 in 2018), none these agreements, whether taken individually or together with similar agreements, involve revenues to (or payments from) Expedia Group businesses in excess of $120,000 in 2018.

Relationships Involving Mr. Okerstrom

As discussed in the section above titled “Compensation Discussion and Analysis-Other Compensation,” Expedia Group’s Chief Executive Officer is encouraged to travel on Company aircraft for both business and personal use. Mr. Okerstrom reimbursed Expedia Group approximately $72,000 for personal use of Company aircraft in 2018.

OTHER MATTERS

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2018, relating to Expedia Group’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(2)	17,605,009	100.074	(3)	8,508,042	(4)
Equity compensation plans not approved by security holders(5)	2,372	—	(6)	97,347

Total	17,607,381			8,605,389

(1)

Information excludes: (i) 95,165 securities with a weighted-average exercise price of $107.404 to be issued upon the exercise of outstanding stock options, and (ii) 75,354 securities issuable in connection with restricted stock units for which there is no related exercise price, both of which were granted pursuant to plans assumed by the Company in connection with the acquisitions of Orbitz Worldwide, Inc. and HomeAway, Inc.

(2)	Information relating to the Expedia Group 2005 Plan, and the Expedia Group, Inc. Employee Stock Purchase Plans (“ESPP”).
(3)

Excludes the following equity-based awards outstanding as of December 31, 2018: (i) 2,685,312 securities issuable in connection with RSUs for which there is no related exercise price; (ii) grants of 45,094 SARs with a weighted-average exercise price of $98.093; and (3) grants of 8,162 cash-settled RSUs.

(4)	Information includes 7,723,671 securities remaining available for issuance under the Expedia Group 2005 Plan, and 784,371 securities remaining available for issuance under the ESPP.
(5)	The Director Deferred Compensation Plan.
(6)	Excludes outstanding share units for which there is no related exercise price.

Annual Reports

Expedia Group’s Annual Report to Stockholders for 2018, which includes Expedia Group’s Annual Report on Form 10-K for the year ended December 31, 2018 (not including exhibits), as amended, is available at www.proxyvote.com. Upon written request to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, Expedia Group will provide, without charge, an additional copy of Expedia Group’s 2018 Annual Report on Form 10-K. Expedia Group will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits), as amended, by accessing Expedia Group’s corporate website at www.expediagroup.com or the SEC’s website at www.sec.gov.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.

Once you have received notice that your broker or the Company will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, or by calling (425) 679-7200.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice and/or set of our printed proxy materials, or you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or the Company if you are a stockholder of record. You can notify us by sending a written request to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, or by calling (206) 679-7200.

Proposals by Stockholders at 2020 Annual Meeting

Any proposals of shareholders which are intended to be presented at our 2020 annual meeting of stockholders must be received by our Corporate Secretary at its principal executive offices at 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, on or before December 28, 2019 to be eligible for inclusion in our 2020 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2020 annual meeting of stockholders without inclusion of that proposal in our 2020 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our executive offices on or before March 12, 2020 or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2020 annual meeting of stockholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

Seattle, Washington

October 29, 2019

Appendix A-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXPEDIA GROUP, INC.

~~(Originally incorporated on April 18, 2005 under the name Expedia, Inc.)~~

Expedia Group, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

1. The name of the corporation is: Expedia Group, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 18, 2005 under the name “Expedia, Inc.” An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 8, 2005. Three Certificates of Amendment and a Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on December 20, 2011. A Certificate of Amendment and a Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 26, 2018 (the “Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and by its stockholders in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

3. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation in its entirety.

4. This Amended and Restated Certificate of Incorporation shall be effective at [TIME] on [DATE].

The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Expedia Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of the registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation shall have the authority to issue two billion one hundred million (2,100,000,000) shares of stock, comprised of one billion six hundred million (1,600,000,000) shares of $0.0001 par value Common Stock, four hundred million (400,000,000) shares of $0.0001 par value Class B Common Stock, and one hundred million (100,000,000) shares of $0.001 par value Preferred Stock.

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A. Common Stock.

(1) The holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

(2) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3) Each holder of Common Stock shall be entitled to vote one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the Stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

B. Class B Common Stock.

(1) The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

(2) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3) Each holder of Class B Common Stock shall be entitled to vote ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the Stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

(4) Capitalized terms used in this Section B(4) and Section B(5) of this Article IV but not defined herein and the term “business day” each shall have the meaning ascribed thereto in the Second Amended and Restated Governance Agreement dated as of April 15, 2019 between the Corporation and Barry Diller (“Mr. Diller”) (as the same may be amended from time to time, the “Governance Agreement”). Upon (i) such time as Mr. Diller becomes Disabled, (ii) Mr. Diller’s death, (iii) Mr. Diller no longer serving as (x) Senior Executive of the Corporation or any successor entity (it being understood that serving as Senior Executive shall include active involvement in an executive capacity in the business activities of the Corporation or such successor entity, such as in the manner Mr. Diller serves as of the date of the Governance Agreement) or (y) Chairman of the Board of Directors of the Corporation or any successor entity, provided in each case that if Mr. Diller is removed (other than for Cause), replaced or not nominated or elected (including as a result of the election or appointment of a successor) without Mr. Diller’s written consent (and provided that, if requested by the Corporation (which request must be in writing and delivered at least five (5) business days prior to such removal, replacement or failure to be nominated), Mr. Diller has indicated in writing prior to such removal, replacement or failure to be nominated that he is willing to serve as Senior Executive or Chairman), such event shall not trigger this clause (iii) and a Conversion Triggering Event shall not be deemed to have occurred or (iv) the effectiveness of a Conversion Triggering Transfer (the first of the foregoing to occur, a “Conversion Triggering Event”), all Additional Shares shall automatically convert into shares of Common Stock on a share for share basis, without any further action on the part of any holder of such Additional Shares. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation. Following the occurrence of a Conversion Triggering Event, the Corporation shall not record any Transfer of Additional Shares as such, and any such purported Transfer of Additional Shares as such shall be null and void.

(5) (i) It shall be a condition to any Transfer by any holder of any Additional Shares Beneficially Owned by it (other than to a Permitted Transferee, so long as the such Person qualifies as Permitted Transferee (and at such time as such Person ceases to so qualify, such Additional Shares shall be deemed to be Transferred to such Person as a Third Party Transferee)) that the transferee deliver to Mr. Diller, prior to such Transfer, a proxy and power of attorney, in substantially the form attached as Schedule 5 to the Governance Agreement (provided, that changes to provide that such proxy and power of attorney is irrevocable shall be permitted) or such other form and substance reasonably satisfactory to the Special Committee or any other committee of the Board of Directors of the Corporation composed wholly of Independent Directors, granting Mr. Diller sole voting control over any such Additional Shares received in such Transfer (regardless of whether such transferee has previously delivered such a proxy and power of attorney with respect to any other Additional Shares) prior to an Additional Conversion Triggering Event or Conversion Triggering Event (which may include Permitted Exceptions, but not the right to vote shares in any circumstance, which shall be retained by Mr. Diller). The grant of a proxy by Mr. Diller or any other Person to the Corporation or any officer of the Corporation for the sole purpose of voting shares of Class B Common Stock at any annual or special meeting of the stockholders of the Corporation (or with respect to any action by written consent to be taken by the stockholders of the Corporation) shall neither be deemed a Transfer of such shares or an Additional Conversion Event for any purpose under this Certificate of Incorporation nor shall Mr. Diller be deemed as a result of such proxy to not maintain “sole voting control” over such shares for all purposes herein. For the avoidance of doubt, nothing in this Certificate of Incorporation shall limit any right of Mr. Diller to nominate or vote for any individual, including individuals who may be representatives of an Applicable Third Party or of a transferee under this Section B(5) of Article IV, as a director of the Corporation, subject to compliance with his fiduciary duties, and in considering any such nomination, the Board of Directors of the Corporation or applicable nominating and governance committee thereof shall act in good faith and without regard to the requirements hereunder with respect to Mr. Diller retaining voting control over the Covered Class B Stock. Any such nomination or act of voting shall not in and of itself be deemed a Transfer of any Covered Class B Stock, a Third Party Conversion Triggering Event or an Additional Conversion Triggering Event, nor shall Mr. Diller be deemed as a result of any such actions to not maintain “sole voting control” over any Covered Class B Stock.

(ii) Subject to the last two sentences of Section B(5)(i) of this Article IV, if any such transferee of any Additional Shares (the “Applicable Additional Shares”) does not deliver to Mr. Diller a proxy and power of attorney with respect to the Applicable Additional Shares pursuant to the provisions of Section B(5)(i) of this Article IV, or such proxy and power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over the Applicable Additional Shares prior to the occurrence of an Additional Conversion Triggering Event or Conversion Triggering Event (subject to the parenthetical in Section B(5)(i) of this Article IV) (any of the foregoing, an “Additional Conversion Triggering Event”), then prior to any such Transfer (or upon such Additional Conversion Triggering Event), the Applicable Additional Shares shall automatically convert into shares of Common Stock on a share for share basis, without any further action on the part of any holder of such Applicable Additional Shares. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation. Notwithstanding the foregoing, if the Corporation determines that an Additional Conversion Triggering Event has occurred, the Corporation shall provide written notice thereof to the applicable holder of such applicable shares of Class B Common Stock (at the address(es) set forth in the books and records of the Corporation in its capacity as transfer agent for the Class B Common Stock (or, in the event that it shall use a third party transfer agent, such transfer agent’s books and records)) and, in the event that such Additional Conversion Triggering Event was an incidental error, such holder shall have ten (10) business days to correct such error and, in the event of such correction to the reasonable satisfaction of the Corporation within such ten (10) business day period, such Additional Conversion Triggering Event shall be deemed to have not occurred, provided that prior to time of such correction no Person other than Mr. Diller exercises any voting control over the applicable shares of Class B Common Stock.

(6) Each certificate (or book-entry share) evidencing Covered Class B Stock shall bear a restrictive legend substantially to the effect of the following (or appropriate comparable notations with respect to book-entry shares):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN A SECOND AMENDED AND RESTATED GOVERNANCE AGREEMENT, DATED AS OF APRIL 15, 2019, BETWEEN EXPEDIA GROUP, INC. AND BARRY DILLER (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF EXPEDIA GROUP, INC.).

C. Other Matters Affecting Shareholders of Common Stock and Class B Common Stock.

(1) In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Common Stock unless the shares of Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Common Stock and Class B Common Stock in the form of shares of Common Stock or Class B Common Stock, respectively.

(2) Shares of Class B Common Stock shall be convertible into shares of the Common Stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

(3) Upon the conversion of Class B Common Stock into shares of Common Stock, said shares of Class B Common Stock shall be retired and shall not be subject to reissue.

(4) Notwithstanding anything to the contrary in this Certificate of Incorporation, the holders of Common Stock, acting as a single class, shall be entitled to elect twenty-five percent (25%) of the total number of directors, and in the event that twenty-five percent (25%) of the total number of directors shall result in a fraction of a director, then the holders of the Common Stock, acting as a single class, shall be entitled to elect the next higher whole number of directors.

(5) No holder of Covered Class B Stock shall Transfer shares of Common Stock or Class B Common Stock Beneficially Owned by it pursuant to any tender offer or other transaction that is a Disparate Transaction (as defined in Article XIV). Any such purported transfer shall be null and void. Capitalized terms used in this Section C(5) of this Article IV but not defined herein shall have the meaning ascribed thereto in the Governance Agreement.

D. Preferred Stock.

The Board of Directors shall, by resolution, designate the powers, preferences, rights and qualifications, limitations and restrictions of the Preferred Stock. Pursuant to subsection 242(b) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of such subsection.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws of the Corporation, but the Stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

ARTICLE VI

Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation except that under no circumstances may such amendment be adopted except as prescribed by Article IV, above, and provided further that the rights of the Class B Common Stock may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of said shares of Class B Common Stock, and provided further that Section B(4) of Article IV, Section B(5) of Article IV, Section C(5) of Article IV, Article XIV and this proviso may not be amended, altered, changed or repealed without the approval of a committee of Independent Directors (as defined in the Governance Agreement).

ARTICLE XII

The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors.

The Chairman of the Board of Directors of the Corporation may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors. The provisions of this paragraph may not be amended, altered, changed or repealed, or any provision inconsistent therewith adopted, without the approval of at least (i) 80% of the entire Board of Directors and (ii) 80% of the voting power of the Corporation’s outstanding voting securities, voting together as a single class. This paragraph shall be of no force and effect following such time as the Chairman of the Board of Directors as of August 9, 2005 ceases to be Chairman of the Board of Directors pursuant to the terms of this paragraph and the Stockholders Agreement dated as of August 9, 2005 between Liberty Media Corporation and Barry Diller (the “Stockholders Agreement”). This paragraph shall only apply with respect to a removal of the Chairman of the Board of Directors without Cause as such term is defined in the Stockholders Agreement.

ARTICLE XIII

A. Competition and Corporate Opportunities.

To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to IAC ~~or TripAdvisor~~, shall not be prohibited from communicating or offering any Dual Opportunity to IAC ~~or TripAdvisor~~, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to IAC ~~or to TripAdvisor~~ or (ii) the communication or offer to IAC ~~or TripAdvisor~~ of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than IAC ~~or TripAdvisor~~ and the Dual Role Person does not pursue the Dual Opportunity individually.

B. Certain Matters Deemed not Corporate Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between IAC ~~or TripAdvisor~~ on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C. Certain Definitions.

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation~~,~~ and (ii) with respect to IAC, any Person controlled by IAC ~~and (iii) with respect to TripAdvisor, any Person controlled by TripAdvisor~~.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies, on the one hand, and ~~either or both of (x)~~ IAC/InterActiveCorp or its Affiliated Companies (“IAC~~”) or (y) TripAdvisor, Inc. or its Affiliated Companies (“TripAdvisor~~”), on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and either or both of IAC ~~or TripAdvisor~~.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D. Termination.

The provisions of this Article XIII shall have no further force or effect at such time as (i) ~~none of~~ the Corporation~~, TripAdvisor~~ and IAC are not Affiliates of ~~any of the~~ each other and (ii) none of the directors and/or officers of IAC ~~or TripAdvisor~~ serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and IAC ~~or TripAdvisor~~, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E. Deemed Notice.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

F. Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE XIV

Capitalized terms used in this Article XIV but not defined herein shall have the meaning ascribed thereto in the Governance Agreement. For so long as there are any shares of Covered Class B Stock outstanding, the Corporation shall not, directly or indirectly, enter into, or otherwise participate in, a Change of Control Transaction, unless such Change of Control Transaction provides for the same per share consideration (in type and amount) and mix of consideration (in type and amount), as the case may be, or (as applicable) the right to receive (or to elect to receive) the same consideration (in type and amount) and mix of consideration (in type and amount), in respect of shares of Common Stock and shares of Class B Common Stock that are subject to such Change of Control Transaction; provided, that, with respect to any such Change of Control Transaction involving less than 100% of the outstanding shares of Common Stock and Class B Common Stock (the “Corporation Common Shares”), each holder of Corporation Common Shares (whether of Common Stock or Class B Common Stock) must have the same right to participate in such Change of Control Transaction, including with respect to the election to participate in such transaction (if any) on the same economic terms and to proportionate treatment (based on economic ownership) in the case of any cut-back mechanics or offer limitations (a Change of Control Transaction that does not meet the foregoing conditions, a “Disparate Transaction”); provided, that, notwithstanding the foregoing, a bona fide share exchange, merger, recapitalization or other business combination involving the Corporation and a Third Party in which (i) the stockholders of the Corporation, immediately prior to such transaction, continue to hold, immediately following such transaction, (and receive no consideration in the applicable transaction other than) shares of capital stock of the successor or resulting entity in substantially the same relative proportions and classes as their ownership of the Corporation’s capital stock immediately prior to such transaction and the two-class capital structure and pro rata economics of the two classes of capital stock are substantially replicated, (ii) each Beneficial Owner of shares of Covered Class B Stock as of immediately prior to the effective time of such transaction enters into a written agreement with such successor or resulting entity providing for the application, following the effective time of such transaction, of terms and conditions substantially equivalent to Section B(4) of Article IV, Section B(5) of Article IV and this Article XIV to the securities received in such transaction by such Person in respect of such shares of Covered Class B Stock and (iii) immediately following the effective time of such transaction, such successor or resulting entity has in effect a Certificate of Incorporation (or other equivalent organizational document) that in all material respects reflects, mutatis mutandis, the terms contemplated by Section B(4) of Article IV, Section B(5) of Article IV, Section C(5) of Article IV and this Article XIV, shall not be deemed a Disparate Transaction.

* * * * * *

[signature appears on next page]

~~IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore amended, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 26th day of March, 2018, and shall become effective at 8:01 a.m. Eastern Time on March 26, 2018.~~

IN WITNESS WHEREOF, the Corporation has duly executed this Amended and Restated Certificate of Incorporation on this [●] day of [●], 2019.

EXPEDIA GROUP, INC.

By:
Name:	Robert J. Dzielak
Title:	Chief Legal Officer and Secretary

SCAN TO VIEW MATERIALS & VOTE w EXPEDIA GROUP, INC. VOTE BY INTERNET 1111 EXPEDIA GROUP WAY W Before The Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above SEATTLE, WA 98119 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on December 2, 2019 for shares held directly and by 11:59 p.m. Eastern Time on November 29, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Annual Meeting—Go to www.virtualshareholdermeeting.com/EXPE2019 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on December 2, 2019 for shares held directly and by 11:59 p.m. Eastern Time on November 29, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E86151-P29905 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EXPEDIA GROUP, INC. The nominees Board    listed of Directors in Proposal recommends 1 and FOR a vote Proposals FOR all 2a, the 2b and 3. 1. Election of Directors Nominees: For Withhold 1a. Samuel Altman ! ! 2. Approval of Expedia Group’s Amended and Restated For Against Abstain 1b. Susan C. Athey ! ! Certificate of Incorporation. 2a. Approval of amendments to the Certificate of    1c. A. George “Skip” Battle* ! ! Incorporation to include restrictions and automatic ! ! ! Common conversion stock provisions and removal in respect of references of Class to B a    1d. Chelsea Clinton ! ! former affiliate of Expedia Group which are no longer applicable. 1e. Barry Diller ! ! 2b. Approval Incorporation of amendments to limit Expedia to the Group’s Certificate ability of to    1f. Craig A. Jacobson* ! ! participate in a future change of control transaction ! ! ! that Common provides Stock    for and different Class B Common consideration Stock. for    1g. Victor A. Kaufman ! ! 3. Ratification of the appointment of Ernst & Young LLP as    1h. Peter M. Kern ! ! the Company’s independent registered public accounting ! ! ! firm for the year ending December 31, 2019. 1i. Dara Khosrowshahi ! ! 1j. Mark D. Okerstrom ! ! 1k. Alexander von Furstenberg ! ! 1l. Julie Whalen* ! ! For and address write them changes on the and/or back comments, where indicated please . check this box ! *To Common be voted Stock upon voting by as the a separate holders of class Expedia . Group, Inc.’s Please indicate if you plan to attend this meeting. ! ! Yes No trustee, Please sign guardian, exactly or as custodian, your name(s) please appear(s) give full hereon title. . Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Proxy Statement and the 2018 Annual Report to Stockholders are available at www.proxyvote.com. E86152-P29905 __ Proxy — Expedia Group, Inc. ____________________________________________ Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting – December 3, 2019 The undersigned stockholder of Expedia Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 29, 2019, and hereby appoints each of Mark D. Ok erstrom and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia Group, Inc. to be held on Tuesday, December 3, 2019, at 10:30 a.m. Eastern Time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2A, 2B AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Address Changes/Comments: __________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Items to be voted appear on reverse side.)